As filed with the Securities and Exchange Commission on April 20, 2006
Registration No. 333-131860

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BANYAN CORPORATION
(Name of small business as specified in its charter)

OREGON	8011	84-1346327
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Suite 500, 1925 Century Park East, Los Angeles, CA 90067-2700, 1-800-808-0899
(Address and telephone number of principal executive offices and principal place of business)

Michael J. Gelmon, Suite 500, 1925 Century Park East, Los Angeles, CA 90067-2700 1-800-808-0899
(Name address and telephone number or agent for service)

COPIES TO:
Noel E. Guardi, Attorney at Law
P.O. Box 381, Pinecliffe, Colorado 80471
(303) 969-8886
Fax: (303) 969-8887

Approximate date of commencement of proposed sale to the public: from time to time after this registration becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [               ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [               ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [               ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [               ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, no par value, issuable upon conversion of 2006 Convertible Notes	1,200,000,000(2)	$.005(3)	$6,000,000
Common Stock, no par value underlying 2006 Warrants	90,000,000	.001(4)	90,000(5)
Common Stock, no par value, issuable upon conversion of 2004 Convertible Notes	710,000,000(2) (6)	.005(3)	3,550,000
Total	2,000,000,000		$9,640,000	$1,031.48

(1) Includes shares of our common stock, no par value per share, which may be offered pursuant to this registration statement, issuable upon conversion of the 2006 Convertible Notes and the 2004 Convertible Notes (collectively, the “Convertible Notes”) and the exercise of related Warrants held by the Selling Shareholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the Convertible Notes and exercise of the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the Convertible Notes and upon exercise of the Warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the Convertible Notes and upon exercise of the Warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Includes a good faith estimate of the shares underlying the Convertible Notes to account for market fluctuations.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the last sale price of $.005 per share as reported on the OTC Bulletin Board on February 7, 2005.

(4) Includes a good faith estimate of the shares underlying Warrants exercisable at $.001 per share to account for antidilution and price protection adjustments.

(5) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $.001.

(6) Estimated by dividing the remaining unpaid principal amount of $1,820,282 on the 2004 Convertible Notes by $.0025, a good faith estimate of the conversion price, based on the applicable percentage of 50% of the last sale price of $.005 per share as reported on the OTC Bulletin Board on February 7, 2005. Effective May 2, 2006, the Registrant registered 78,947,369 shares issuable on conversion of the 2004 Convertible Notes. This registration statement covers the resale of additional shares that may be necessary due to a decrease in the conversion price to reflect the current and anticipated market price of the common stock, no par value.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus
Subject To Completion, dated April 20, 2006

PROSPECTUS

2,000,000,000 Shares

Common Stock, no par value

          This prospectus relates to the resale by the Selling Shareholders of up to 2,000,000,000 shares of our common stock, including up to 1,200,000,000 shares of common stock underlying the 2006 Secured Callable Convertible Notes in the principal amount of $3,000,000 (the “2006 Convertible Notes”), up to 90,000,000 shares issuable upon the exercise of the related 2006 Common Stock Purchase Warrants (the “2006 Warrants”), and up to 710,000,000 shares of common stock underlying the 2004 Secured Callable Convertible Notes in the outstanding principal amount of $1,820,282 as of April 20, 2006 (the “2004 Convertible Notes”). The 2006 Convertible Notes and the 2004 Convertible Notes are hereinafter collectively referred to as the “Convertible Notes.” The Convertible Notes are convertible into our common stock at the lower of $0.005 or 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before the conversion date. The Selling Shareholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. Our common stock trades on the OTC Bulletin Board under the symbol "BANY." On April 19, 2006, the last reported sale price was $.023.

          The mailing address and the telephone number of our principal executive office is Suite 500, 1925 Century Park East, Los Angeles, CA 90067-2700, 1-800-808-0899.

          Investing in our common stock involves significant risks. Please see "Risk Factors" beginning on page 3.

          The information in this prospectus is not complete and may be changed. The Selling Shareholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

April 20, 2006.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus.

The Company

We are a holding company focused on investing in and building a network of subsidiaries engaged in diagnostic imaging, the franchising of Chiropractic USA branded chiropractic clinics, providing practice development training and assistance to chiropractors, and in offering franchise support and related services to franchisees. As used herein, the terms “Our,” “Us,” “We” and “the Company” collectively refer to Banyan and its one majority-owned subsidiary, Chiropractic USA, Inc., a Colorado corporation (“Chiropractic USA”), and its four wholly-owned subsidiaries: Franchise Support Network, Inc., (“Franchise Support Network”), incorporated pursuant to the laws of the province of Alberta, Canada, Banyan Financial Services, Inc., a Colorado corporation, Diagnostic USA, a Colorado corporation, Southern Diagnostics, Inc., a Colorado corporation, and Southern Health Care, Inc., a Colorado corporation.

The Offering

Common stock offered by selling security holders	2,000,000,000(1)
Common stock outstanding prior to this offering	210,148,313
Common stock outstanding following this offering if all shares are sold	2,210,148,313 (1)(2)

Use of Proceeds

All proceeds of this offering will be received by Selling Shareholders for their own accounts.

Risk Factors

You should read the "Risk Factors" section beginning on page 3, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

___________________

(1) Includes a good faith estimate of the shares issuable upon conversion of the Convertible Notes and exercise of Warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the Convertible Notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the Convertible Notes, if the Convertible Notes had actually been converted on February 7, 2006, the conversion price would have been $ .0025.

(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Convertible Notes and exercise of the related Warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the Selling Shareholders have contractually agreed to restrict their ability to convert their Convertible Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors before deciding to invest in shares of our common stock. If any of the following risks actually occurs, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

          We have no history of profit, have incurred significant losses, expect continued losses and may never achieve profitability. If we continue to incur losses, we may have to curtail our operations, which may prevent us from successfully franchising Chiropractic USA clinics.

          We have no history of profit, have incurred significant losses and expect continued losses. Historically, we have relied upon cash from financing activities to fund all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. As of December 31, 2005, we had an accumulated deficit of $16,750,865. For the year ended December 31, 2005, we incurred a net loss of $4,645,817. We cannot predict when we will become profitable or if we ever will become profitable, and we may continue to incur losses for an indeterminate period of time and may never achieve or sustain profitability. An extended period of losses and negative cash flow may prevent us from developing our diagnostic testing business, franchising Chiropractic USA clinics and operating or expanding our businesses. As a result of our financial condition, our independent registered public accounting firm has issued a report questioning our ability to continue as a going concern.

          Our significant losses have resulted principally from costs associated with our administrative activities. We expect our operating expenses to dramatically increase as a result of expansion. Since we have only recently acquired our diagnostic testing business, begun development of our chiropractic franchise system, and have little operating history and revenue, we cannot assure you that our business will ever become profitable or that we will ever generate sufficient revenue to meet our expenses and support our planned activities. Even if we are able to achieve profitability, we may be unable to sustain or increase our profitability on a quarterly or annual basis.

          Our independent registered public accounting firm has issued a report questioning our ability to continue as a going concern. This report may impair our ability to raise additional financing and adversely affect the price of our common stock.

          The report of our independent registered public accounting firm contained in our financial statements includes a paragraph that explains that we have incurred significant losses and have a working capital deficit, and that these conditions raise substantial doubt about our ability to continue as a going concern. Reports of independent registered public accounting firms questioning a company's ability to continue as a going concern are generally viewed unfavorably by analysts and investors. This report may make it difficult for us to raise additional debt or equity financing necessary to develop our diagnostic testing and continue the franchising of Chiropractic USA clinics. We urge potential investors to review this report before making a decision to invest in us.

          Without substantial additional financing, we may be unable to achieve the objectives of our current business strategy, which could force us to delay, curtail or eliminate our product and service development programs.

          We require additional financing to develop our diagnostic testing business, pay the costs of franchising Chiropractic USA clinics, meet payroll costs, and other debts and obligations. If we are unable to obtain this financing, we could be forced to delay or entirely abandon our diagnostic testing and franchising of Chiropractic USA clinics. In addition, our inability to obtain financing could have such a material adverse effect on our business, prospects, results of operations or financial condition, that we may be forced to restructure, file for bankruptcy, sell assets or cease operations entirely, any of which could jeopardize an investment in our common stock.

          We need and may be unable to obtain additional financing on satisfactory terms, which may require us to accept financing on burdensome terms that may cause substantial dilution to our shareholders and impose onerous financial restrictions on our business.

          We require additional financing. Deteriorating global economic conditions may cause prolonged declines in investor confidence in and accessibility to capital markets. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. This financing may also dilute existing shareholders' equity. Any debt financing or other financing of securities senior to our common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose any then-existing sources of financing and our ability to secure new sources of financing may be impaired.

          Our default on the repayment of the Convertible Notes held by certain security holders could have a material and adverse effect on our business, prospects, results of operations or financial condition.

          Unpaid principal and accrued and unpaid interest on our Convertible Notes becomes immediately due and payable upon the occurrence of an event of a default. The events of default under the Convertible Notes are similar to those customary for convertible debt securities, including breaches of material terms, failure to pay amounts owed, delisting of our common stock from the OTC Bulletin Board or failure to comply with the conditions of listing on the OTC Bulletin Board. If we default on our obligations under the Convertible Notes, we may be required to immediately repay the outstanding principal amounts of the Convertible Notes and any accrued and unpaid interest. The cash required to repay such amounts would likely have to be taken from our working capital. Since we rely on our working capital to sustain our day-to-day operations and the franchising of Chiropractic USA clinics, a default on the convertible debentures could have a material and adverse effect on our business, prospects, results of operations or financial condition.

          We rely heavily on our management, and the loss of their services could materially and adversely affect our business.

          Our success is highly dependent upon the continued services of key members of our management, including our Chairman of the Board and Chief Executive Officer, Michael J. Gelmon, our President and Chief Financial Officer, Cory H. Gelmon, and our Chief Operating Officer, Marshall F. Wilmot. The loss of Messrs. Gelmon and Mr. Wilmot could have a material adverse effect on us because each of these individuals has experience and skills upon which we draw heavily in our day-to-day operations, strategic planning and franchising activities. The development and franchising of Chiropractic USA clinics is largely dependent upon the skills and efforts of Messrs. Gelmon and Mr. Wilmot. Although we have entered into employment agreements with Messrs. Gelmon and Mr. Wilmot, we cannot assure the continued services of these key members of our management team.

          We have a limited operating history in diagnostic testing or franchising Chiropractic USA clinics of approximately three years and very limited operating experience; therefore, regardless of the viability or market acceptance of Chiropractic USA clinics, we may be unable to achieve profitability or realize our other business goals.

          We have not generated any profit from diagnostic testing or franchising Chiropractic USA clinics and have not commenced any widespread collection of franchise fees and royalties that we anticipate will be required for successful continuation in business. Our success will depend in large part on our ability to deal with the problems, expenses and delays frequently associated with bringing a new diagnostic testing concept and a new franchise concept to market, one with the complexities of doctors, patients and their insurers. Because we have little experience in diagnostic testing or franchising Chiropractic USA clinics, we may be unable to achieve a critical mass of sufficient market acceptance. Consequently, we may be unable to achieve profitability or realize our other business goals.

          We face strong competition in diagnostic testing from larger, more experienced companies that market established systems.

          We expect to encounter substantial competition from a testing system developed by Neurometrix, Inc. and indirect competition with manufacturers of traditional testing systems. All of the companies mentioned have extensive experience in the design, development, manufacture and marketing of nerve conduction study systems and possess far greater financial, technological and human resources greater than ours. In consideration of this and of barriers to entry into the market created by government regulation and the medical community’s preference for established systems, these companies have a competitive advantage over us.

          Compliance with FDA regulations may affect our revenue and profitability from developing diagnostic testing systems.

          The FDA regulates the development, testing, manufacture and marketing of medical devices, including diagnostic test equipment. Compliance with FDA regulations may prove to be time consuming and expensive, and may preclude the diagnostic testing segment from operating profitability.

          Our revenue from diagnostic testing depends on reimbursement from third party payers that may deny reimbursement at any time, and reimbursement may be adversely affected by new restrictions and policy changes.

          We anticipate that revenue in the diagnostic testing segment will depend on reimbursement of the cost incurred by patients by third party payers to the doctors. Their coverage and reimbursement policies will affect our ability to sell our products and services. From time to time third party payers limit and restrict diagnostic testing. Third party payers may deny reimbursement should they determine that diagnostic testing is not medically necessary or appropriate. Managed care organizations often require pre-approval of patient testing. Required authorization codes are subject to changing policies. There can be no assurance that our diagnostic testing will continue to be reimbursed by third party payers.

          Although we do not have any competition now for franchising chiropractic clinics, other companies with greater resources and operating experience may enter the market.

          These companies could successfully compete with us and negatively affect the franchising of Chiropractic USA clinics and our opportunity to achieve profitability. Some of our potential customers, namely chiropractors, may decide to develop their own brand that directly competes with our Chiropractic USA clinics. Although we believe that our Chiropractic USA clinics will be competitive in the marketplace, we cannot assure you that these or other companies with greater experience and greater resources than us will not negatively affect our business prospects and impair our ability to achieve profitability.

          Our failure to manage growth effectively could impair our business.

          We do not currently have profit-generating operations but our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified personnel. There can be no assurance that we will be able to do so. If we are unable to successfully manage our growth, our business, prospects, results of operations and financial condition could be materially and adversely affected.

          Because we believe that proprietary rights are material to our success, misappropriation of those rights or claims of infringement or legal actions related to intellectual property could adversely impact our financial condition.

          We have chosen to retain the proprietary rights associated with our system predominantly as trade secrets. Although we currently rely to a great extent on trade secret protection for much of our proprietary information, we cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior proprietary information or obtain unauthorized access to our proprietary information.

Risks Related to This Offering

          Shares of our common stock eligible or to become eligible for public sale could adversely affect our stock price and make it difficult for us to raise additional capital through sales of equity securities.

          As of April 20, 2006, we had 210,148,313 shares of common stock outstanding. Approximately 150,000,000 of the outstanding shares were unrestricted under the Securities Act of 1933. As of that date, we also had outstanding options, warrants, promissory notes and convertible debentures that were exercisable for or convertible into approximately 2,000,000,000 shares of common stock. Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price of our common stock. Any adverse effect on the market price of our common stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

          Conversion or exercise of our outstanding derivative securities could substantially dilute your investment because the conversion and exercise prices of those securities and/or the number of shares of common stock issuable upon conversion or exercise of those securities are subject to adjustment.

          We have issued convertible notes, warrants and options that are convertible or exercisable at prices that are subject to adjustment due to a variety of factors, including fluctuations in the market price of our common stock and the issuance of securities at an exercise or conversion price less than the then-current exercise or conversion price of those notes or warrants. As of February 7, 2006, the closing price of a share of our common stock on the OTC Bulletin Board was $.005. On that date, our Convertible Notes, Warrants and stock options outstanding with adjustable conversion and/or exercise prices were convertible or exercisable into approximately 2,000,000,000 shares of our common stock. The number of shares of common stock that these adjustable securities ultimately may be converted into or exercised for could prove to be greater than this amount if the market price of our common stock declines. You could, therefore, experience substantial dilution of your investment as a result of the conversion or exercise of our outstanding derivative securities.

          The applicable conversion price of our Convertible Notes issued to the Selling Shareholders is variable and does not have a lower-limit, therefore the dilutive effect to our existing security holders is theoretically limitless. However, because the variable conversion price of the Convertible Notes has an upper limit, an increase in the trading price of a share of our common stock will result in a limited benefit to existing security holders with respect to the conversion of these notes.

          The holders of certain of our Convertible Notes may elect to receive payment for accrued and unpaid interest on our Convertible Notes in shares of our common stock based on the conversion price and on the same terms described above with respect to conversions of the principal portion of these Convertible Notes. As a result of conversions of the principal or interest portion of our Convertible Notes and related sales of our common stock by the holders of our Convertible Notes, the market price of our common stock could be depressed, thereby resulting in a significant increase in the number of shares issuable upon conversion of the principal and interest portions of these Convertible Notes. You could, therefore, experience substantial dilution of your investment as a result of the conversion of the principal or interest portions of our Convertible Notes.

          If our security holders engage in short sales of our common stock, including sales of shares to be issued upon conversion or exercise of derivative securities, the price of our common stock may decline.

          Selling short is a technique used by a shareholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. The decrease in market price would allow holders of our derivative securities that have conversion or exercise prices based upon a discount on the market price of our common stock to convert or exercise their derivative securities into or for an increased number of shares of our common stock. Further sales of common stock issued upon conversion or exercise of our derivative securities could cause even greater declines in the price of our common stock due to the number of additional shares available in the market, which could encourage short sales that could further undermine the value of our common stock. You could, therefore, experience a decline in the value of your investment as a result of short sales of our common stock.

          Our current financing arrangements could prevent our common stock from being listed on Nasdaq or other principal markets.

          Nasdaq and other principal markets require that, to be eligible for inclusion in the stock market, a company's common stock have a specified minimum bid price per share. Convertible note financings, especially those with variable conversion prices with low or no low-price limits, characteristically exert downward pressure on the market for a company's common stock. This pressure, if applied against the market for our common stock, may prevent our common stock from being listed on Nasdaq or other principal markets.

          Our common stock price is subject to significant volatility, which could result in substantial losses for investors and in litigation against us.

          The stock market as a whole and individual stocks historically have experienced extreme price and volume fluctuations, which often have been unrelated to the performance of the related corporations. During the period from January 1, 2006 through April 20, 2006, the high and low closing bid prices of our common stock were $0.045 and $0.0035, respectively. The market price of our common stock may exhibit significant fluctuations in the future response to various factors, many of which are beyond our control and which include:

(a) variations in our quarterly operating results, which variations could result from, among other things, changes in the needs of one or more of our customers;

(b) changes in market valuations of similar companies and stock market price and volume fluctuations generally;

(c) economic conditions specific to the industries in which we operate;

(d) announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

(e) regulatory developments;

(f) additions or departures of key personnel; and

(g) future sales of our common stock or other debt or equity securities.

          If our operating results in future quarters fall below the expectations of market makers, securities analysts and investors, the price of our common stock likely will decline, perhaps substantially. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

          Consequently, the price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

          Because we are subject to the "Penny Stock" rules, the level of trading activity in our stock may be reduced.

          Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

          Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

          Because our stock is not listed on a national securities exchange, you may find it difficult to dispose of or obtain quotations for our common stock.

          Our common stock trades under the symbol "BANY" on the OTC Bulletin Board. Because our stock trades on the OTC Bulletin Board rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of our common stock.

          Our preferred stock may delay or prevent a takeover of the company, possibly preventing you from obtaining higher stock prices for your shares.

          Our board of directors has the authority to issue up to 1,000,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by our shareholders. The rights of the holders of our common stock are subject to the rights of the holders of our outstanding preferred stock and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, which would delay, defer or prevent a change in control of the company. Furthermore, preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of preferred stock could adversely affect the market value of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements, including among others:

(a) our business development activities;

(b) our business strategy for establishing a presence in the chiropractic and diagnostic imaging markets;

(c) anticipated trends in our financial condition and results of operations; and

(d) our ability to distinguish ourselves from our current and future competitors.

          We use words like "believe," "expect," "may," "will," "could," "seek," "estimate," "continue," "anticipate," "intend," "future," "plan" or variations of those terms and other similar expressions, including their use in the negative, to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations as of the date of this prospectus. These forward- looking statements are subject to a number of risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the chiropractic, franchising, and diagnostic testing businesses, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements. In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our common stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the Sellling Shareholders. Rather, the Selling Shareholders will receive those proceeds directly.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

          Our Common Stock is traded on the National Association of Securities Dealers, Inc. (the “NASD”) OTC Bulletin Board under the symbol "BANY”. The following are the high and low bid prices for each quarter within the last two fiscal years and the current fiscal year to date:

Year	Quarter	Bid Price
		High	Low
2004	First Second Third Fourth	$.33 $.27 $.20 $.19	$.23 $.15 $.09 $.10
2005	First Second Third Fourth	$.24 $.28 $.12 $.045	$.10 $.04 $.02 $.005
2006	First Second (through April 20, 2006)	$.045 $.031	$.0035 $.016

          As of December 31, 2005 there were approximately 600 record holders of common stock. This does not reflect an estimated 1,800 shareholders who hold their shares in street name.

          No dividends were declared since December 31, 2002. We presently intend to retain our earnings to fund development and our business. Decisions concerning dividend payments in the future will depend on income and cash requirements. Holders of common stock are entitled to receive such dividends as may be declared by our Board of Directors. There are no contractual restrictions on our ability to pay dividends to our shareholders.

CAPITALIZATION

          The following table sets forth our capitalization as of December 31, 2005. You should read this information together with our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus. The table excludes shares that were issuable upon conversion or exercise of outstanding convertible notes, warrants and options.

Cash	$2206

Working capital deficit	$1,280,079

Current liabilities	$1,592,297

Convertible Notes	$880,282

Shareholders’ equity

Preferred stock, no par value, 100,000,000 shares authorized

Common stock, no par value, 500,000,000 shares authorized; 159,831,898 shares issued and outstanding	$16,075,581

Common stock to be issued	$82,250

Accumulated deficit	$(16,750,865)

Total shareholders’ (deficit)	$(701,513)

Total capitalization	$1,861,066

MANAGEMENTS’ DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Plan of Operation for 2006

Liquidity and Capital Resources.

          We expect to be in a positive cash flow position by the end of 2006 as a result of the acquisition of a diagnostic testing business that we believe will generate positive cash flow and the rapid rise in our franchise revenue.

          We entered into an agreement that provides $3,000,000 from the sale of convertible notes to an investment group. We received $2,235,000 in the first quarter of 2006 and expect to receive $765,000 over the remainder of 2006 from the sale of convertible notes. The first $2,235,000 was used to acquire our diagnostic testing business and as working capital for accounts payable. Most of the latter amount will be used as working capital to fund operations. In 2004 and 2005, we were provided $3,000,000 from the sale of convertible notes to this investment group, $1,200,000 in 2004 and $1,800,000 in 2005.

          The investment group has already converted $1,179,718 in notes to stock. The aggregate outstanding principal amount of the convertible notes is $3,970,282 as of the date hereof. See Certain Relationships and Related Transactions – Securities Purchase Agreements. We believe without assurance that the investment group will convert the rest of the notes to stock. However, the rate of conversion has become negligible as a result of the decrease in our stock price, to which the rate of conversion is tied. If these trends persist, all of the remaining debt may not be converted when the convertible notes begin to come due in the fourth quarter of 2006. We intend to refinance, extend or otherwise restructure this debt before it becomes due. In the event we are unable to do so, we may have to file for protection under the federal bankruptcy laws and we may be unable to continue in operation as a going concern.

          Revenue has risen with the advent of our diagnostic testing business and the increase in the number of franchises. However, it is likely that additional liquidity and capital resources will be necessary to defray our ongoing expenses. We are considering financing for an inventory of NCV testing equipment.

          We now have eighty-seven franchised locations. During 2005, we were able to increase the number of franchises primarily by breaking into the Phoenix, Arizona market. This is significant, as it gives us our first concentrated market in the country in which a large number of clinics will be operated and marketed under the Chiropractic USA brand. This will serve as an example and a catalyst for practitioners in other markets that are considering becoming Chiropractic USA franchisees.

          Effective December 31, 2004 we disposed of the former Company-owned chiropractic clinics in Louisiana that had a loss of $414,833 in 2004 by selling their assets and discontinuing their operations. The assets disposed of, mainly accounts receivable, were valued at approximately $926,000. As a result of the disposition, there was a significant decrease in the number of employees. A consultant, six chiropractors and ten support staff from these clinics are no longer on our payroll. We gained $242,187 on the sale. The disposition of the clinics eliminates an operation that was being supported by franchise operations. Under deferred payment terms of a ten-year note issued by the purchaser, we expect to receive more than $100,000 in principal and interest for 2006 and the remaining term of the note. These clinics also signed franchise agreements that are expected to generate significant royalties.

          In 2005 we formed a joint venture with a diagnostic testing business. We acquired the stock and customer base of another diagnostic testing business from the owners for $700,000 that we transferred to our joint venture. During the first quarter of 2006, we acquired all of the diagnostic testing business that is now operated as a wholly owned subsidiary. The acquisition increased the number of employees by forty-three.

Our plan of operation for the remainder of fiscal 2006 is as follows:

To develop the diagnostic testing business that has generated a positive cash flow;

To increase the number of franchises by direct marketing of franchises and recruiting area developers;

To increase fees and royalty income from existing and new franchises;

To convert the Convertible Notes to equity; and,

To obtain additional equity financing.

          To date our operations have not been self-sustaining. Our independent registered public accounting firm issued a report to the effect that certain conditions raise substantial doubt about our ability to continue as a going concern because we have incurred net losses during 2005 and had a stockholders’ deficit and working capital deficiency at year end. We continue to incur net losses and to have a stockholders’ deficit and a working capital deficiency. Should we be unable to implement our plan of operation, our expansion plans may be curtailed, and we may not be able to continue in operations.

Financial condition at December 31, 2005 and 2004

          December 31, 2005. Stockholders’ deficit was $701,513 and we had a working capital deficiency of $1,548,848. Principal internal sources of liquidity in 2005 included the sale of $1,800,000 in convertible notes, $137,912 from selling shares to investors and $1,090,790 in revenue from operations.

          December 31, 2004. Stockholders deficit was $1,397,205 and working capital deficiency was $1,964,581. Principal sources of liquidity in 2004 included the sale of $1,200,000 in convertible notes, $877,470 from selling shares to investors and $465,729 in revenue from franchised operations. As a result of the disposition of the Company-owned clinics we no longer have revenue from patient services.

Results of operation for 2005 and 2004

          Loss from operations increased to $2,521,675 in 2005 from $2,495,476 in 2004.

          Revenue increased to $1,090,790 in 2005 from $465,729 in 2004. The diagnostic testing business produced $218,528 in revenue. Revenue from franchised operations increased to $872,262 in 2005 from $465,729 in 2004. This was caused by the large increase in the number of Chiropractic USA franchises as we rolled out our franchise program and rapidly built up our brand.

          Selling, general and administrative expenses increased to $3,346,814 in 2005 from $2,854,653 in 2004 as a result of increases in investor relations fees and management compensation.

          We also incurred interest expense of $1,876,990 from the conversion of convertible notes. As a result, net loss from continuing operations increased from $2,644,513 in 2004 to $4,645,817 in 2005.

          We had losses from the discontinued operations of the company-owned clinics in the amount of $172,646 in 2004. Giving effect to the discontinued operations, overall net loss increased from $2,817,159 in 2004 to $4,645,817 in 2005.

Results of operation in 2004 and 2003

          Revenue from franchised operations increased to $465,729 in 2004 from $54,138 in 2003. This was caused by the large increase in the number of Chiropractic USA franchises as we rolled out our franchise program and rapidly built up our brand.

          Selling, general and administrative expenses decreased from $3,335,478 in 2003 to $2,854,653 in 2004. In 2004, $1,422,265 of these expenses consisted of non-cash compensation expenses: $339,075 recorded as a result of the sale of shares to franchisees and area representatives at less than fair market value, $382,370 representing the value of shares issued for services, and $700,820 recorded in connection with stock options granted to franchisees, area developers, consultants and investors. These figures were significantly greater in 2003: $2,238,529, $1,397,590, $71,500 and $769,439, respectively. General and administrative expenses, particularly management salaries, are expected to increase in 2006 as a result of additions to management and increases in compensation to our chief executive officer and our president and chief financial officer.

          As a result of the increase in revenue and decrease in selling, general and administrative expenses, net loss from continuing operations decreased from $3,440,785 in 2003 to $2,644,513 in 2004.

          We had losses from the discontinued operations of the company-owned clinics of $414,833 and $478,588 in 2004 and 2003, respectively. In 2004, we realized a $242,187 gain on the sale of the assets of this business. Giving effect to the discontinued operations, overall net loss decreased from $3,919,373 in 2003 to $2,817,159 in 2004.

DESCRIPTION OF BUSINESS

          We are a holding company focused on investing in and building a network of subsidiaries engaged in diagnostic testing, the franchising of Chiropractic USA branded chiropractic clinics, providing practice development training and assistance to chiropractors, and offering franchise support and related services to franchisees. We currently have fifty-one employees including three in management, forty-three in diagnostic testing, four in franchise sales and support operations, and one administrative assistant.

          Diagnostic USA. Diagnostic USA is our diagnostic testing business, offering Nerve Conduction Velocity (“NCV”) testing through our franchisees and health care professionals to their patients. NCV testing measures the transmission of nerve impulses through the body, identifies problems in the nervous system, and helps to substantiate the benefit and cost of treatment to patients and their insurers.

          Diagnostic USA sets up blocks of patient testing appointments and then arranges for one of our certified neurological technicians to bring test equipment to the doctors’ offices and perform the scheduled tests. The business, which is based in Boca Raton, Florida, performs approximately ten thousand tests annually and has forty-three employees.

          To enter the diagnostic testing business, on May 25, 2005 we purchased all of the stock of Nationwide Diagnostic Solutions, Inc., an Arizona corporation based in Tempe, Arizona (“Nationwide”), from Dr. Jeff and Constance Rebarcak (the “Rebarcaks”), the founders, sole shareholders and operators of Nationwide for $700,000. Prior to the closing, the accounts receivable of Nationwide were assigned to the Rebarcaks. We transferred the remaining asset of Nationwide, the patronage of its customer base, to our new subsidiary Southern Diagnostics, Inc., a Colorado corporation (“Southern”). Southern contributed the customer accounts to Premier SD, LLC, an Alaska limited liability company based in Boca Raton, Florida for 30% of all fees collected by Premier SD, LLC subject to certain adjustments under an operating agreement between Southern and Premier Health Services, LLC, a Delaware limited liability company, that manages Premier’s diagnostic testing business.

          We recently decided to purchase substantially all of the outstanding equity securities of the constituent entities of Premier’s diagnostic testing business, Premier Medical Group, Inc., Premier Imaging, LLC and Premier Health Services, LLC, (hereinafter collectively referred to as “Premier”), from Dr. Brad Goldstein (“Dr. Goldstein”) the founder, owner and operator of Premier. As a result of the acquisition, all of the assets and liabilities of the business have been transferred to us. See Certain Relationships and Related Transactions – Premier Acquisition. The source of funds for the acquisition was the securities purchase agreement described herein in Certain Relationships and Related Transactions – Securities Purchase Agreements – 2006 Securities Purchase Agreement.

          Premier has also developed the VT3000, an NCV testing device. The Food and Drug Administration granted Premier marketing approval for the VT3000 on October 27, 2005. We intend to arrange with third parties to manufacture the device and to market it to physicians and chiropractors. With the VT3000 installed in their offices, doctors can perform NCV testing when the patient is at their office without scheduling a visit from our technicians. Board certified neurologists, physiatrists, and our technicians will be able to supervise the testing via the Internet and telephone. We believe that this protocol will increase the number of tests we can perform and related testing revenue. Beta or field-testing of the VT3000 began in April 2006. We plan to manufacture and market the VT3000 by the end of 2006.

          Competition and Regulation in NCV Testing. It is estimated that approximately two million nerve conduction studies are performed on patients annually in the United States. This includes traditional nerve conduction studies such as electromyography (EMG) performed by neurologists and a relatively small number of point-of-service tests performed by primary care physicians, such as those we offer. The number of nerve conduction studies could increase with the development of more economical and convenient point-of-services test systems such as the VT3000.

          We expect to encounter substantial competition from a testing system developed by Neurometrix, Inc. that has reportedly been used on more than 500,000 patients during the past few years and is currently used in more than 3,300 physicians’ offices. Neurometrix reported revenue of $34.3 million for fiscal 2005. We also expect to encounter indirect competition with manufacturers of traditional testing systems who typically market their equipment to neurologists, including Viasys Healthcare, Inc., Cadwell Laboratories, Inc. and Xltec, Inc. Other companies not presently in the market may decide to enter our market.

          All of the companies mentioned have extensive experience in the design, development, manufacture and marketing of nerve conduction study systems and possess far greater financial, technological and human resources greater than ours. Considering this and of barriers to entry into the market created by government regulation and the medical community’s preference for established systems, these companies have a competitive advantage over us.

          The FDA regulates the development, testing, manufacture and marketing of medical devices, including NCV test equipment. Under FDA regulations, all manufacturers of medical devices are required to register with the FDA and to adhere to certain good manufacturing practices and good laboratory practices, which prescribe recordkeeping procedures and provide for the unscheduled inspection of facilities. Manufacturers of new medical devices must comply with FDA pre-marketing testing, analysis and approval requirements. Proof of safety and effectiveness in the form of extensive clinical data must be submitted to and pre-market approval granted by the FDA prior to general marketing. A new pre-market approval application or supplement may be required if the device is modified or for changes to its labeling, intended use or manufacturing process.

          We anticipate that revenue in the NCV testing segment will depend on reimbursement of the cost incurred by patients by third party payers to the doctors. Third party payers include private insurance companies, managed care organizations, and government programs such as Medicare and Medicaid. Their coverage and reimbursement policies will affect our ability to sell our products and services. From time to time third party payers limit and restrict NCV testing. Current policy is that NCV testing may be performed only by medical doctors or doctors of osteopathic medicine. Third party payers may deny reimbursement should they determine that NCV testing is not medically necessary or appropriate. Managed care organizations often require pre-approval of patient testing. Reimbursement is based on an authorization code that is submitted to insurers; these codes may be changed to adversely affect us. There can be no assurance that our NCV testing will continue to be reimbursed by third party payers.

          Chiropractic USA. There are approximately 80,000 chiropractors in the United States and Canada. Approximately 2,000 new graduates enter the field each year. An estimated 20,000,000 Americans are expected to visit a chiropractor each year, and expenses for the treatment of lower back pain are expected to exceed approximately $50 billion. The aging of the population, continued population growth, advanced chiropractic treatments, increased health care, and greater health consciousness are trends that assure the chiropractic industry a future of expanding services. Despite the size and potential of the chiropractic market, there had been no national brand until now.

          Management believes these factors have created a unique and significant business opportunity: to establish the first nationally franchised brand in the burgeoning chiropractic market and to provide ancillary services to chiropractors. Chiropractic USA was formed to develop and franchise Chiropractic USA brand chiropractic clinics throughout North America under the Chiropractic USA trademark and uniform operating systems and practices.

          We have embarked on two main development strategies: direct marketing of franchises and recruiting area developers to increase the number of franchises in exclusive territories. In the middle of 2003, we completed development of our uniform franchise offering materials and began the rollout of our franchising program through direct marketing to existing practitioners and chiropractic students.

          We are developing our network of franchised clinics through conversion of established practices to franchised Chiropractic USA brand clinic locations and franchising new practitioners. Established practices that convert receive a corporate identity – logos, banners, name recognition, marketing capability, a uniform operating and business format, practice development services, and other services available through us. These conversions will establish a strong basis for our operations and enable us to build up our brand rapidly. We have also been marketing to new practitioners and recently graduated chiropractic students. As additional services to new practitioners, we offer site selection consultation, lease negotiation, practice design and other services.

          We have entered into eighty-seven franchise agreements. Our franchise agreements provide for payment of percentage royalties, contribution to a national advertising fund, and charges for additional services selected by the franchisee. New practitioners pay a franchise fee in addition to these charges.

          We recruit area developers from all regions of the country. An area developer is responsible for increasing the number of Chiropractic USA locations within an exclusive territory. An area developer receives a portion of the percentage royalty we collect from the territory. We have entered into fifteen area representative agreements in twenty states. Typically, an area developer enters into one or more franchise agreements.

          During the latter half of 2002, we acquired a chain of three clinics in Louisiana, which were re-branded under Chiropractic USA. This allowed us to implement our practice methods in our own clinics and commence the chain/brand building segment of our business plan. These clinics served as a flagship or role model for the Chiropractic USA chain. See Certain Relationships and Related Transactions –Acquisition of Corporate Clinics.

          On April 8, 2005, we signed an agreement effective December 31, 2004 to sell the three clinics for $1,000,000 to LSI Group, LLC, a Louisiana limited liability company. As payment, LSI assumed $175,493 of the liabilities associated with the business and issued us a promissory note for $824,507 payable in equal monthly installments of principal and interest at 5% for ten years beginning September 1, 2005. The note is secured by substantially all of the assets of the business. LSI is current in paying its obligations under this note.

          In December 2002, we entered into an agreement in principle with recognized Chiropractic Coach Dr. CJ Mertz to assist us with the development of our franchising. Dr. Mertz has operated The Waiting List Practice Chiropractic Training Organization (www.teamwlp.com) and its predecessors for approximately 20 years. According to Team WLP, Dr. Mertz has trained with thousands of chiropractors and has visited over one thousand private practices worldwide, Team WLP has successfully built more practices profitably than any other coaching program and Dr. Mertz has received numerous awards from the chiropractic profession. We utilize Team WLP in our franchise system to encourage maximum potential for our franchisees. Additionally, Dr. Mertz will have a significant role in the growth of our network as well as strategic planning and execution. Under the agreement Dr. Mertz owns a minority interest in our subsidiary Chiropractic USA and up to one-quarter of our royalties on franchises he introduces to us.

          On May 7, 2001, Banyan Corporation entered into three contracts with our Chief Executive Officer and our Chief Financial Officer in connection with the repositioning of our business into the chiropractic market: an Offer to Purchase (Intellectual Property); an Offer to Purchase Franchise Support Network, Inc.; and, Management Agreements with each of these officers (the “Management Agreements”). See Management – Directors and Executive Officers; Executive Compensation; and, Certain Relationships and Related Transactions – Chiropractic USA and Franchise Support Network Acquisitions.

          Franchise Support Network. Franchise Support Network (“FSN”) is intended to be a dedicated support unit to assist the needs of practitioners who would like to be Chiropractic USA franchisees. It will offer such support services as business plan formulation, franchise agreement review and negotiation, assistance in site selection, lease review and negotiation, local marketing assistance, accounting services, and other ongoing services. We intend that Franchise Support Network will establish relationships with business consultants and accountants across North America in order to establish itself as a network of one-stop franchise consultants. Franchise Support Network has its principal place of business in Calgary, Alberta. As of the date hereof, significant operations have not commenced.

Description of Property

          We have a trademark registered with the United States Patent and Trademark Office for the Chiropractic USA logo.

          We sublease our executive offices in Los Angeles for a monthly rental. We lease 1,500 square feet of office space in Calgary, Alberta for $3,200 per month under a lease expiring April 30, 2006. We plan to renew our lease for five years.

Legal Proceedings

          On September 23, 2005, the Supreme Court of Alabama reversed dismissal of a case originally filed against the Company on January 8, 2004, in Mobile County, Alabama, by a former employee of a former subsidiary, Bruce Leithead. The complaint seeks money damages for breach of an alleged employment contract to issue 400,000 shares of common stock to the employee on termination and for his inability to exercise 400,000 options. The Company denies any liability and continues to vigorously defend this suit.

          Six unsecured promissory notes in the aggregate principal amount of $210,700 together with accrued interest became due and payable on April 30, 2005. Four of the note holders threatened to commence legal proceedings. In July 2005 we entered into a settlement agreement and mutual release of claims with four note holders. In the settlement, we issued 2,454,767 shares to the designee of one of the note holders and their attorneys to satisfy $295,000 of the claims. To satisfy all other claims, we agreed to pay $310,000 with 16% interest to the note holders and the former attorney of one of the note holders in

$15,000 monthly installments beginning September 15, 2005 until paid. The payment for October was not made, and the four note holders sought judgment against us. On November 4, 2005, the District Court for the City and County of Denver, Colorado entered judgment in favor of the four note holders and against the Company for $290,000 plus interest at 22% and costs of collection, including attorney fees. On February 8, 2006 the Court ordered this judgment vacated. We have filed counterclaims against the noteholders, their attorneys and a former director. The counterclaims seek rescission of the settlement agreement, restitution of the payments made thus far under the settlement agreement, rescission of the notes, and damages for breach of fiduciary duty and civil conspiracy.

          On December 5, 2005, Lloyd Parrish, a former director of the Company, and his wife, Carol Parrish, filed suit in the District Court for El Paso County, Colorado. The complaint seeks money damages for failure to pay in full certain promissory notes in the aggregate principal amount of $86,587.50, plus accrued interest and costs, including attorney fees. The Company is vigorously defending this case. See Certain Relationships and Related Transactions – Loans.

MANAGEMENT

Directors and Executive Officers; Corporate Governance

Name	Age	Positions
Michael J. Gelmon	41	Chief Executive Officer and Director
Cory H. Gelmon	46	President, Chief Financial Officer, Director
Marshall F. Wilmot	46	Chief Operating Officer

          Our Board of Directors is comprised of three directors of one class. Each director is elected to hold office until the next annual meeting of shareholders and until his successor has been elected and qualified. Presently there is a vacancy on the Board of Directors. Richard J. Doran resigned on November 1, 2005 effective September 30, 2005. The Board of Directors intends to appoint a nominee for director to fill this vacancy as soon as possible. We have been unable to identify a nominee or appointee for this vacancy since it arose given concerns about our financial condition and pending litigation.

          Officers are elected annually by the Board of Directors and hold office until successors are duly elected and qualified.

          Michael J. Gelmon and Cory H. Gelmon are brothers.

          The following is a brief account of the business experience of each director and executive officer.

          Michael J. Gelmon. Mr. Gelmon is an experienced franchising entrepreneur and executive as well as a real estate lawyer. He has been our Chief Executive Officer and a director since 2001. From 1993 through 1997, Mr. Gelmon was a founding shareholder, director, as well as head of acquisitions and real estate for Domino's Pizza of Canada Ltd., the Domino's Pizza master franchisor in Canada. He was an integral part of the team that was responsible for the growth of the Domino's Pizza chain to 200 stores throughout Canada. Since 1999 Mr. Gelmon has also practiced law with his brother in a law partnership, Britannia Law Firm. Mr. Gelmon received his Bachelor of Laws with honors from the University of London in 1988 and a Bachelor of Arts from the University of Calgary in 1988.

          Cory H. Gelmon. During Cory H. Gelmon’s seventeen-year career in franchising, he has been an owner, promoter, executive and a franchise lawyer. Mr. Gelmon has been our President and Chief Financial Officer since 2001. Since 1999 Mr. Gelmon has also practiced law with his brother in a law partnership, Britannia Law Firm. From 1993 until 1997, he was chief operating officer and general counsel of Domino’s Pizza of Canada Ltd. Mr. Gelmon was largely responsible for the growth of the Domino's Pizza chain to 200 stores throughout Canada. He received his Bachelor of Laws with honors from the University of London in 1987 and a Bachelor of Arts from the University of Calgary in 1984.

          Marshall F. Wilmot. Effective February 1, 2006, Mr. Wilmot has overall responsibility for the day-to-day operations of our subsidiaries Chiropractic USA and Diagnostic USA. From 2001 until 2005, he held several key positions, most recently as Vice President, Marketing, in the Forzani Group, Ltd., a

publicly traded company based in Calgary, Alberta. The Forzani Group is Canada’s largest sporting goods retailer with more than 500 corporate and franchised locations. For fiscal 2005, Forzani Group reported sales at retail of $1.1 billion and net profits of $21.5 million (figures are in Canadian dollars). From 1998 until 2000, Mr. Wilmot was employed by Canadian Airlines International, Ltd., most recently as the Vice President, In-flight service. He received a Masters of Business Administration from Nyenrode Universiteit in the Netherlands in 1987, and a Bachelor of Commerce with a major in Finance from the University of Calgary in 1983.

Committees of the Board of Directors

          Audit Committee. We have no audit committee of the Board of Directors. We believe that the better practice is to form an Audit Committee. During 2004, we adopted an Audit Committee Charter that provides for an audit committee consisting of three or more directors, each of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Exchange Act and any other regulatory requirements. We need to expand our Board of Directors and make appropriate compensation arrangements with them. As of the date hereof we have not identified potential candidates. We intend to form the Audit Committee on or before July 31, 2006. Accordingly, there is no audit committee financial expert. We are exempt from the Securities and Exchange Commission requirements for a separate audit committee.

          No Compensation Committee. We have no compensation committee of the Board of Directors. The entire board acts as our compensation committee. Transactions between the Gelmons, members of their immediate families and the entities they own and control and us are not conducted at arm's-length. These include their compensation arrangements set forth in Executive Compensation and the transactions set forth in Certain Relationships and Related Transactions below. The Gelmons without any independent authorization, review or oversight set the terms of these arrangements and transactions. There can be no assurance that the terms thereof are comparable to those that would be negotiated at arm's-length or otherwise fair and reasonable, despite the good faith belief of the Gelmons that they are.

Codes of Ethics

          During 2004, we adopted a Code of Business Conduct and Ethics that addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and use of company assets, compliance with laws (including insider trading laws), and reporting of unethical behavior. The Code of Business Conduct and Ethics is applicable to our directors, officers and all employees.

          In addition, we have adopted a Finance Code of Ethics that requires honest and ethical business conduct, full, accurate and timely financial disclosures, compliance with all laws, rules and regulations governing our business, and prompt internal reporting of any violations of the code. The Finance Code of Ethics is applicable to our Chief Executive Officer, Chief Financial Officer, Controller (there is no Controller at this time) and all finance employees. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer, Controller, and persons performing similar functions, by posting such information on our website.

EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table sets forth certain information about the compensation paid to management during the 2004 and 2005 fiscal years:

	Annual Compensation			Long Term Compensation
Name and principal position	Year	Salary ($)	Other annual compensation ($)	Awards		Payouts	All other compensation ($)
				Restricted stock award(s) ($)	Securities underlying options/SAR (#)	LTIP payouts ($)
Michael Gelmon Chief Executive Officer and Director	2004 2005	$150,300* $210,000	- 0 - $21,000		2,500,000 2,000,000
Cory Gelmon President, Chief Financial Officer, Secretary and Director	2004 2005	$140,893* $210,000	- 0 - $21,000		2,500,000 2,000,000

          * Includes payments for accrued and unpaid salaries in prior years.

          No bonuses were awarded in 2004 or 2005.

Employment and Other Compensation-Related Agreements with Management

          Our Management Agreements with the Gelmons, as amended, provide for payment of compensation of $240,000 per year, and a yearly bonus of ten percent of (net) operating income before income taxes, other expenses (including any management fees) and extraordinary items, of our diagnostic testing business segment as set forth in our audited financial statements. The Management Agreements expire on December 31, 2010.

          Our compensation agreement with Mr. Wilmot provides for a salary of $120,000 per year, an annual bonus of up to $180,000 based upon the pre-tax earnings of our diagnostic testing business segment in excess of $1,700,000. For his services, we also issued 1,000,000 shares of stock and granted 5,000,000 options exercisable at $.006 per share for five years, of which 1,666,667 vest immediately and 1,666,666 will vest on the first and second anniversaries of his employment.

          We retained the Gelmons’ law partnership, the Britannia Law Firm, to serve as our general counsel and special Canadian counsel particularly in the areas of franchising, mergers and acquisitions, Canadian corporate law, real estate law, and other matters. The Company pays the Britannia Law Firm a monthly retainer of $15,000.

          On February 15, 2006, Cory Gelmon and Michael Gelmon waived their annual bonuses payable with respect to our diagnostic testing business segment for 2005 valued at $21,000 each in exchange for 3,500,000 shares of common stock each.

Equity Compensation Plan Information

          On October 28, 2004 the Board of Directors adopted the 2004 Human Resources Incentive Plan (the "Incentive Plan") to provide incentive compensation to employees, directors, officers and others who serve us. The Incentive Plan provides for the granting of up to 1,000,000,000 options and shares to our personnel. Generally, stock options granted under the Incentive Plan are for a maximum term of ten years and unless otherwise provided in the specific award document vest and are exercisable immediately. Unless otherwise provided, the options expire within one year after termination of service or three months if termination is for cause. The Board of Directors administers the Incentive Plan. The Incentive Plan may be amended by the directors except where required by the Internal Revenue Code as to any increase in the total number of underlying shares and the class of persons eligible to receive options, or as otherwise required by any applicable law or regulation.

          The Incentive Plan supercedes all of our previous stock option plans and any ad hoc issuance of options. In connection with the adoption of the Incentive Plan, we converted the options issued to our management (including 9,000,000 options issued to the Gelmons), area developers, franchisees, employees, consultants and one investor, into options subject to the Incentive Plan. We cancelled any other outstanding options. As of the date hereof, 56,245,000 options have been granted.

Option Grants to Management in 2005

          Option grants to management during 2005 were as follows:

Name	Securities Underlying Options/SARs Granted (#)	Percent of Total Granted to Employees In Options/SARs Fiscal Year(1)	Exercise or Base Price (S/Sh)	Expiration Date
Michael Gelmon, Chief Executive Officer and Director	2,000,000	40%	$0.18 repriced at $.006 as of 11/30/05	4/1/2010
Cory Gelmon, President, Chief Financial Officer, Secretary and Director	2,000,000	40%	$0.18 repriced at $.006 as of 11/30/05	4/1/2010
Richard J. Doran, Former Director	1,000,000	20%	$0.18	12/30/05(2)

          (1) Represents all options granted to individuals during 2005 as a percentage of all options granted to employees during 2005.

          (2) The options granted to Mr. Doran expired three months after his resignation as a director effective as of September 30, 2005.

Option Exercises and Year-End Values

          The following table sets forth certain values with respect to stock options held by management at the end of 2005:

Name	Share Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options/SAR’s at FY-end (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SAR’s at FY-end (S) Exercisable/ Unexercisable
Michael Gelmon, Chief Executive Officer and Director			6,500,000 / 0*	$13,000 / 0
Cory Gelmon, President, Chief Financial Officer, Secretary and Director			6,500,000 / 0*	$13,000 / 0

          *As of November 30, 2005, the exercise price of all of the options granted to the Gelmons was reduced to $.006 to reflect a decline in the market price of our common stock. On February 15, 2006, the Gelmons exercised all 6,500,000 options they held in consideration for services.

          The foregoing tables do not include the following options granted on February 15, 2006: 5,000,000 options granted to Marshall Wilmot, 15,000,000 options granted to Cory Gelmon, and 15,000,000 options granted to Michael Gelmon. These options are exercisable at $.02 per share prior to February 15, 2011, except that Mr. Wilmot’s options are exercisable at $.006.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

          The following table sets forth information, as of the date hereof, with respect to the beneficial ownership of our common stock by each person known to be the beneficial owner of more than five percent of the outstanding common stock, and by our three directors and executive officers, individually and as a group.

Name and Address	Numbers of Shares Beneficially Owned	%
Cory H. Gelmon 3019 Roxboro Glen Road S.W. Calgary, Alberta, Canada T2S 1T9	40,187,230(1)	17.85%

Michael J. Gelmon 8 Fisherman’s Point Elbow Valley Rocky View MD No 44 Calgary, Alberta, Canada T3Z 1B1	39,623,333(2)	17.60%
Marshall F. Wilmot 7 Snowberry Gate Calgary, Alberta, Canada T3Z 3C2	4,333,333(3)	2.03%
Dr. Brad Goldstein 8375 Twin Lake Drive Boca Raton, Florida 33496	14,285,714(4)	6.80%
Directors and Executive Officers as a group (3 persons)	84,143,895(5)	34.56%

(1)

Includes 15,000,000 immediately exercisable options, 25,123,333 shares pledged as security for a loan, and 63,897 shares owned by members of his immediate family. (See Executive Compensation, and Certain Relationships and Related Transactions – Securities Purchase Agreements).

(2)

Includes 15,000,000 immediately exercisable options and 24,623,333 shares pledged as security for a loan (see Executive Compensation and Certain Relationships and Related Transactions – Securities Purchase Agreements).

(3)

Includes 1,000,000 shares held of record, 1,666,667 immediately exercisable options and 1,666,666 options exercisable within one year from the date hereof. See Executive Compensation—Employment and Other Compensation-Related Agreements with Management.

(4)	See Certain Relationships and Related Transactions—Premier Acquisition.

(5)	Includes 33,333,333 immediately exercisable options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Chiropractic USA and Franchise Support Network Acquisitions

          On May 7, 2001, we acquired certain intellectual property, goodwill and other nonmonetary assets from the Gelmons.

          We purchased the Chiropractic USA development plan for our present business, the franchising of chiropractic clinics under the name Chiropractic USA from the Gelmons for 2,000,000 shares of common stock, 1,000,000 shares each. The shares were valued at the market price of $.03 per share on that date, an aggregate of $60,000. The $60,000 purchase price was allocated to goodwill.

          We also purchased all of the issued and outstanding shares of Franchise Support Network, Inc. (“FSN”) from the Gelmons, its shareholders, in exchange for 34,047,666 shares. The assets of FSN were recorded on our balance sheet at $-0-, the Gelmons’ historical cost basis, in accordance with accounting rules that apply to transfers of non-monetary assets from promoters and controlling shareholders. FSN had no assets as of the acquisition date, had not commenced operations and expenses since inception were not material. FSN is intended as a vehicle for acquiring, operating and selling franchises in various businesses. See Description of Business – Franchise Support Network.

          On November 1, 2002, we issued to the Gelmons 24,000,000 shares for the purchase, 12,000,000 shares each. On April 9, 2003, the Gelmons on behalf of Banyan paid 4,800,000 shares, 2,400,000 each, to two former directors of Banyan. On March 18, 2005, we issued to the Gelmons the balance of 10,047,666 shares, 5,023,333 each, and the Gelmons on behalf of Banyan, paid 2,000,000 shares, 1,000,000 each, to the two former directors.

          In addition, we entered into management agreements with the Gelmons. Prior to these acquisitions, we engaged unsuccessfully, under different management, in various Internet commerce businesses and the manufacture and sale of computer cases. The purpose of these acquisitions and the benefit to our shareholders was to enable us to enter into our present business using the Gelmons’ proprietary concepts and know-how, to acquire the brand name Chiropractic USA, to acquire a vehicle for other franchising business, and to engage the Gelmons as management. Another purpose was that the Gelmons acquired control of the Company through their management positions and the stock ownership they attained. The number of shares we paid the Gelmons in the acquisitions and the allocation thereof to the development plan and for the shares of FSN were arbitrarily determined to facilitate the acquisition and do not reflect the actual cost of the assets acquired from the Gelmons or the value of the assets to us for financial reporting purposes.

Acquisition of Corporate Clinics

          In September 2001, the Company entered into an agreement with Advanced Health Center, Inc. (“Advanced”) to purchase three chiropractic clinics and their operating assets for $1,150,000. The purpose of this transaction and the benefit to our shareholders was to enable us to own and operate clinics where we developed and demonstrated our franchise operating system and practices and showcased the Chiropractic USA brand.

          In June 2002, the agreement was restructured at the request of the Merrill Lynch Business Financial Services, Inc. (“MLBFS”), the lender for the acquisition. MLBFS based approval of the loan on the business experience and personal credit of the Gelmons and strength of the business and assets to be acquired. There would have been substantial complications, delays and other problems involved in approving a loan to us, a small-cap public corporation with a negative operating history. To accommodate the restructuring, the Gelmons formed a new corporation, Southern Health Care, Inc (“Southern”), wholly owned by them to act as a holding company for the business acquired from Advanced. We assigned our right to acquire the clinics to Southern in exchange for a management agreement and franchise agreements. The effects of these agreements were that Southern is treated as our consolidated subsidiary in which we have all of the financial interest and that the Gelmons have no direct pecuniary interest in Southern. In connection with our sale of the clinics to LSI Group, Inc. effective December 31, 2004, the agreements with Southern were terminated. We intend to dissolve Southern.

          On July 29, 2002, Southern completed the acquisition of Advanced. Southern acquired accounts receivable of $973,469 and furniture, fixtures and equipment of $176,531. In exchange, Southern paid the owner of Advanced, Dr. Dennis Gregory, $900,000 cash, and we issued Dr. Gregory $200,000 in promissory notes due April 30, 2005 with interest at 10% (of which $150,000 has been paid) and 277,778 shares of common stock valued at $50,000 ($.18 per share, the market price on the agreement date). Dr. Gregory is not affiliated with the Company other than through ownership of the shares issued in the acquisition.

          MLBFS provided Southern with the cash used in the acquisition under a term loan and related installment note due July 31, 2005 in the original principal amount of $1,000,000 with interest at 1.4% above the prime rate. On November 16, 2004, we prepaid the entire balance of $584,930 on the installment note.

          In connection with the agreement to purchase Advanced, we issued an aggregate of 2,300,000 shares of common stock, valued at $345,000 ($.15 per share) to eight individuals for giving their personal guarantees of the term loan and installment note and as loan fees. The purpose and benefit to our shareholders of the personal guarantees was to provide MLBFS with additional recourse as an inducement to make the loan to Southern. The purpose and benefit to our shareholders from the issuance of the shares was to compensate the individuals for guaranteeing the loan as required by MLBFS. Included in the eight individuals were the Gelmons, who each received 600,000 shares as guarantors and for their agreement to indemnify the other guarantors of the loan. Richard J. Doran Jr., a former director, received 150,000 shares for his guarantee of the loan.

Loans

          Management and members of their immediate families have loaned us funds to pay our debts from time to time.

          Lloyd Parrish was a director who resigned in July 2002. As recently as April 9, 2003 he was also the beneficial owner of more than 5% of our common stock. In 2001 and prior fiscal years, Mr. Parrish purportedly loaned us more than $28,200 and we issued several promissory notes to him that were due April 30, 2005. The notes are not secured and bear simple interest at 10% per annum. As of December 31, 2005, we have recorded a debit of $43,992 pursuant to these notes. We are in litigation with Mr. Parrish and his wife concerning these alleged loans. See Description of Business – Legal Proceedings.

          During 2001, Eva Gelmon, the mother of the Gelmons, loaned us $37,500. The note is not secured and bears simple interest at 10% per annum. The note was due January 1, 2006. As of December 31, 2005, we owed Eva Gelmon $70,825 pursuant to this note.

          From and after 2002, 860538 Alberta Ltd., which is owned and controlled by the Gelmons, loaned us funds. On November 16, 2004, we paid $52,451 against this debt to 860538 Alberta Ltd. On February 22, 2005, we paid $69,050 in principal and interest. As of December 31, 2005, we owed 860538 Alberta Ltd. $58,872 pursuant to this note. As of January 1, 2006, we issued a new advance promissory note to refinance and evidence our indebtedness to 860538 Alberta Ltd. for our obligations for prior and possible additional advances of up to $200,000 from 860538 Alberta Ltd. The note bears interest at 7% and is due December 31, 2007. As of the date hereof, we owed $130,783 pursuant to this note.

Contribution of Shares

          On August 25, 2004, Michael J. Gelmon returned 9,600,000 shares to us for cancellation. He made the contribution to reduce the number of shares issued and outstanding. The benefit to the shareholders was to make 9,600,000 shares available to us to meet our obligations to issue shares we sold to certain selling shareholders for cash and agreed to pay for services provided to us. As repayment, we issued to Mr. Gelmon 3,000,000 shares on December 3, 2004 and 6,600,000 shares on March 18, 2005.

Consulting Agreement

          On August 15, 2005 the Company entered into a Consulting Agreement with Alvin Gelmon, the father of the Company’s Chairman of the Board and Chief Executive Officer and of its President and Chief Financial Officer, to consult with Chiropractic USA. The Company issued him 2,000,000 shares valued at $80,000 as consideration for services rendered and to be rendered.

Premier Acquisition

          On February 10, 2006, we completed the acquisition of Premier Health Services LLC and the other constituent entities of its diagnostic testing business pursuant to a Stock Purchase Agreement with Dr. Goldstein. Under the agreement, we paid Dr. Goldstein $2,000,000 in cash at closing plus 14,285,714 shares of our common stock. We also agreed to pay Dr. Goldstein an additional $100,000 and an amount equal to the pre-closing accounts receivable that are actually collected, once Premier’s cash flow permits these additional payments to be made.

          Dr. Goldstein entered a new one-year employment agreement with Premier effective February 10, 2006. Under this agreement, Dr. Goldstein will continue to market, develop and supervise our diagnostic testing business and to train clients, employees and Chiropractic USA franchisees. He will earn an annual salary of $200,000 and receive a grant of stock options pursuant to our 2004 Human Resources Incentive Stock Option Plan to be determined.

          For as long as Dr. Goldstein continues to hold shares received in the transaction that are subject to restriction, Michael J. Gelmon, our Chief Executive Officer, and Cory H. Gelmon, our Chief Financial Officer and President, have agreed that if there is an offer to purchase any of their stock in Banyan, Dr.

Goldstein has the right to sell his shares on the same terms and conditions as the Gelmons.

Securities Purchase Agreements

2006 Securities Purchase Agreement

          Effective February 8, 2006 (the "Closing Date"), we entered into a Securities Purchase Agreement (the “2006 Securities Purchase Agreement”) with AJW Partners, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (hereinafter collectively referred to as the "Selling Shareholders") and ancillary agreements (hereinafter described collectively as the "2006 Transaction Agreements"). Under the 2006 Securities Purchase Agreement, we agreed to sell the Selling Shareholders a total of $3,000,000 in Callable Secured Convertible Notes (the "2006 Convertible Notes") due February 8, 2009 with 8% annual interest payable quarterly. The Selling Shareholders may convert the 2006 Convertible Notes into shares at the lower of $.005 per share or 50% of the three lowest intraday trading prices during the twenty trading days prior to conversion. Based on the conversion price of $.0025 on February 15, 2006 the 2006 Convertible Notes can be converted into a minimum of 1,200,000,000 shares. Management believes that the actual conversion price may be lower, and more than the minimum number of shares may be issued when the Convertible Notes are converted.

          The 2006 Securities Purchase Agreement provides for the sale of an additional $850,000 of the 2006 Convertible Notes. On the last business day of each month beginning in March 2006 and ending in December 2006, the Selling Shareholders will purchase from the Company $85,000 in 2006 Convertible Notes and Warrants to purchase 1,275,000 shares. To date, the Selling Shareholders have purchased $2,235,000 of the 2006 Convertible Notes.

          We agreed to issue to the Selling Shareholders for no additional cash consideration Stock Purchase Warrants (the "2006 Warrants") to purchase an aggregate of 45,000,000 shares at $.001 per share, fifteen warrants for each one dollar of 2006 Convertible Notes purchased by the Selling Shareholders. 33,475,000 of the 2006 Warrants have been issued as of the date hereof. The Warrants expire February 8, 2011.

          Two million dollars of the proceeds from the 2006 Convertible Notes was used for the Premier Acquisition; the balance of $1,000,000 will be used for working capital and for expenses. See Certain Relationships and Related Transactions – Premier Acquisition.

2004 Securities Purchase Agreement

          Effective November 8, 2004 (the "Closing Date"), we entered into a Securities Purchase Agreement with the Selling Shareholders and ancillary agreements (hereinafter described collectively as the "2004 Transaction Agreements"). Under the Securities Purchase Agreement, we sold the Selling Shareholders a total of $3,000,000 in Callable Secured Convertible Notes (the "Convertible Notes") due November 8, 2006 with 10% annual interest payable quarterly, the first four months interest to be prepaid from proceeds of the Convertible Notes. The Selling Shareholders may convert the Convertible Notes into shares at the lower of $.22 per share or 50% of the three lowest intraday trading prices during the twenty trading days prior to conversion.

          We agreed to issue to the Selling Shareholders for no additional cash consideration Stock Purchase Warrants (the "2004 Warrants") to purchase one share at $.40 per share for each one dollar of Convertible Notes purchased by the Selling Shareholders. The Warrants expire November 8, 2009.

          To date, the Selling Shareholders have converted $1,179,718 of the 2004 Convertible Notes into 78,947,369 shares, an average of $.015 per share. Based on the conversion price of $.0025 on February 15, 2006 the remaining $1,820,282 in principal amount of 2004 Convertible Notes can be converted into a minimum of 728,000,000 shares. Management believes that the actual conversion price may be lower, and more than the minimum number of shares may be issued when the Convertible Notes are converted.

          The proceeds from the Convertible Notes were used to prepay the balance of $584,930 on a term loan and related installment note due July 31, 2005 in the original principal amount of $1,000,000 that was personally guaranteed by the Gelmons and others, and $69,000 was used to repay a loan from 860538 Alberta Ltd. that is owned by the Gelmons. See Certain Relationships and Related Transactions –Acquisition of Corporate Clinics, and Certain Relationships and Related Transactions – Loans. We also used the proceeds to repay principal and interest on other outstanding notes and accounts payable, fees, and business development purposes, including $700,000 to enter the diagnostic testing business.

Provisions Common to the 2004 and 2006 Transaction Agreements

          The Selling Shareholders will be entitled to exercise the Warrants on a cashless basis if the shares of common stock underlying the Warrants are not registered pursuant to an effective registration statement. In the event that an Investor exercises the Warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the Warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of the warrant or issued in connection with the Convertible Notes issued pursuant to the Securities Purchase Agreement. Upon the issuance of shares of common stock below the market price, the exercise price of the Warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such fraction shall be equal to the number of shares outstanding after the dilutive issuance.

          In addition, the conversion price of the Convertible Notes and the exercise price of the Warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, or below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the Convertible Notes and the exercise price of the Warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Selling Shareholders’ positions.

          Payment of the Convertible Notes is secured by all of our assets pursuant to a Security Agreement and an Intellectual Property Security Agreement.

          Pursuant to a Registration Rights Agreement we agreed to file a registration statement to register on request by the Selling Shareholders the shares underlying the Notes and Warrants.

          Michael Gelmon and Cory Gelmon each entered into a Guaranty and Pledge Agreement to provide additional security for our performance of the Transaction Agreements. Michael Gelmon pledged to the Selling Shareholders all the shares he now owns of record. Cory Gelmon pledged to the Selling Shareholders all the shares he owns of record. See Security Ownership of Certain Beneficial Owners and Management.

          We will be subject to the payment of certain penalties and damages in the event we do not satisfy our obligations under the Transaction Agreements including those with respect to registration of the shares underlying the Convertible Notes and Warrants.

          None of the Selling Shareholders are affiliates of the company. If all of the Convertible Notes are converted and/or if certain conversion limitations are disregarded, the Selling Shareholders are the beneficial owners of 5% or more of our outstanding shares. In the event we default under the Transaction Agreements, the Selling Shareholders may become the record and beneficial owners of the shares pledged by the Gelmons. The Selling Shareholders have contractually agreed to restrict their ability to convert or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

SELLING SHAREHOLDERS

          The table below sets forth information concerning the resale of the shares of common stock by the Selling Shareholders. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders We will receive proceeds from the exercise of the Warrants unless the Selling Shareholders exercise the Warrants on a cashless basis. Assuming all the shares registered below are sold by the Selling Shareholders, none of the Selling Shareholders will continue to own any shares of our common stock.

          The following table also sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Beneficial Ownership Before Offering (1)	Percentage of Common stock Before Offering (2)	Beneficial Ownership After the Offering (4)	Percentage of Common stock Owned After Offering (4)
AJW Partners, LLC (3)	264,530,000	4.99%	-0-	-0-
AJW Qualified Partners, LLC (3)	1,049,620,000	4.99%	-0-	-0-
AJW Offshore Ltd. (3)	652,300,000	4.99%	-0-	-0-
New Millennium Capital Partners II, LLC (3)	33,550,000	4.99%	-0-	-0-

(1) Includes a good faith estimate of the shares issuable upon conversion of the Convertible Notes and exercise of Warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the Convertible Notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the Convertible Notes, if the Convertible Notes had actually been converted on February 7, 2006, the conversion price would have been $.0025.

(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Convertible Notes and exercise of the related Warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended. However the Selling Shareholders have contractually agreed to restrict their ability to convert their secured Convertible Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the Selling Shareholders exceeds the number of shares of common stock that the Selling Shareholders could own beneficially at any given time through their ownership of the Convertible Notes and the Warrants. In that regard, the beneficial ownership of the common stock by the Selling Shareholders set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) The Selling Shareholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed above owned by AJW Partners, LLC. AJW Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed above owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. The four Selling Shareholders are considered to be a group as defined under the Securities Exchange Act of 1934. The four Selling Shareholders are affiliated entities and may not own more then 4.99% of our Common stock on an aggregate basis. We have been notified by the Selling Shareholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(4) Assumes that all securities registered will be sold.

PLAN OF DISTRIBUTION

          The Selling Shareholders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares: (a) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (b) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker-dealer as principal and resales by the broker-dealer for its own account; (d) an exchange distribution in accordance with the rules of the applicable exchange; (e) privately negotiated transactions; (f) short sales, which are contracts for the sale of shares of stock that the seller does not own, or certificates for which are not within his control, so as to be available for delivery at the time when, under applicable rules, delivery must be made; (g) transactions to cover short sales; (h) broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share; (i) a combination of any of these methods of sale; or (j) any other method permitted by applicable law.

          The sale price to the public may be: (a) the market price prevailing at the time of sale; (b) a price related to the prevailing market price; (c) at negotiated prices; or (d) a price the Selling Shareholders determine from time to time.

          The shares may also be sold under Rule 144 or Regulation S under the Securities Act of 1933, if available, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

          The Selling Shareholders may also engage in short sales against the box, which are sales where the seller owns enough shares to cover the borrowed shares, if necessary, puts and calls and other transactions in securities of the Company or derivatives of the Company and may sell or deliver shares in connection with these trades. The Selling Shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

          Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          The Selling Shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no Selling Shareholders has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a Selling Shareholders enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

          The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by the Selling Shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

          This prospectus does not cover the sale or other transfer of the Convertible Notes or the Warrants held by the Selling Shareholders or the issuance of shares of common stock to the holders of the Convertible Notes or the Warrants upon conversion or exercise. If a Selling Shareholder transfers its Convertible Notes or Warrants prior to conversion or exercise, the transferee of the Convertible Notes or Warrants may not sell the shares of common stock issuable upon conversion of the Convertible Notes or upon exercise of the Warrants under the terms of this prospectus unless this prospectus is appropriately amended or supplemented by us.

          For the period a holder holds the Convertible Notes or the Warrants, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon conversion of the Convertible Notes or upon exercise of the Warrants. The terms on which we could obtain additional capital during the period in which the Convertible Notes or the Warrants remain outstanding may be adversely affected. The holders of the Convertible Notes and the Warrants are most likely to voluntarily convert their Convertible Notes or exercise their Warrants when the conversion price or exercise price is less than the market price of our common stock.

          We have agreed to indemnify the Selling Shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

DESCRIPTION OF CAPITAL STOCK

          Our authorized capital stock is 5,000,000,000 shares of common stock and 1,000,000,000 shares of preferred stock, all no par value.

          Shares of common stock may be issued from time to time as the Board of Directors may determine. Holders of common stock will be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor after the requirements with respect to preferential dividends on the preferred stock, if any, have been met, and we have complied with all other requirements and subject to any other conditions relating to the preferred stock. In the event of liquidation, holders of common stock will be entitled to a proportionate share in any distribution of our assets after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the preferred stock. Holders of common stock will not have preemptive rights. Each share of common stock will be entitled to one vote, and cumulative voting will not be permitted in the election of directors.

          At such time as there will be six or more directors, directors will be elected in three classes for terms of up to three years, and vacancies that occur during the year may be filled by the Board of Directors to serve for the remainder of the full term.

          Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The voting powers and the preferences and the relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof shall be established by the Board of Directors except that no holder of preferred stock shall have preemptive rights.

          A quorum for the transaction of business at any meeting of the shareholders will be one-third of the shares entitled to vote. The affirmative vote of the holders of at least a majority of the shares voted at a meeting of the shareholders at which a quorum is present will constitute shareholder approval of matters to be acted upon by the shareholders. However, in the case of a sale or other transfer of substantially all our assets, liquidation, merger, consolidation, reorganization, or similar type of extraordinary corporate transaction with a beneficial owner of 10% or more, the affirmative vote of two-thirds of the shares entitled to vote thereon will constitute approval unless such transaction is with an affiliate or subsidiary, or the transaction is approved by the affirmative vote of a majority of our continuing directors. Continuing directors will be those directors who were our directors prior to the beneficial owner of 10% or more becoming a beneficial owner or affiliate, or who are designated continuing directors prior to or at their first election as directors. Shareholders may act by written consent of a majority of the shares entitled to vote, subject to any greater voting requirements as set forth above.

          Although our Board of Directors has no current plans to use the additional shares of common stock, "blank check" preferred stock, classification of directors, cumulative voting and greater than a majority voting requirements to entrench present management, the foregoing are considered anti-takeover measures to prevent hostile takeovers attempts. To the knowledge of management, no hostile takeover attempts are presently threatened or contemplated.

          The transfer agent and registrar for our common stock is Transfer Online, Inc. Its telephone number is (503) 227-2950.

LEGAL MATTERS

          Noel E. Guardi, Attorney at Law, Pinecliffe, Colorado will pass upon the validity of the shares of common stock offered under this prospectus.

EXPERTS

          Our consolidated financial statements as of December 31, 2005 and for the year ended December 31, 2004 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Schwartz Levitsky Feldman LLP, our independent registered public accountant firm, to the extent and for the periods set forth in their report, appearing elsewhere in this prospectus and are incorporated in this prospectus in reliance upon the report given upon the authority of Schwartz Levitsky Feldman LLP, as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement.

          For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may be obtained from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

          The Securities and Exchange Commission maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's website address is http://www.sec.gov/edgar. Our website address is http://www.chiropracticusa.net.

BANYAN CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

TOGETHER WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

(Amounts expressed in US Dollars)

F-i

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
TORONTO, MONTREAL, OTTAWA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Banyan Corporation

We have audited the accompanying consolidated balance sheet of Banyan Corporation as of December 31, 2005 and the related consolidated statements of operations, cash flows and stockholders’ deficit for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Banyan Corporation as at December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 (as restated – see note 1) in accordance with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, and has a working capital deficiency and net stockholders’ deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada
April 10, 2006	Chartered Accountants

1167 Caledonia Road
Toronto, Ontario M6 A 2X1
Tel: 416 785 5353
Fax: 416 785 5663

BANYAN CORPORATION
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005
(Expressed in US Dollars)

ASSETS

Current assets:
Cash and cash equivalents	$2,206
Accounts receivable	243,130
Current portion of note receivable (Note 3)	66,882

Total current assets	312,218

Note receivable (Note 3)	732,642
Intangible Asset - customer list (Note 3)	659,167
Other assets, net (Note 8)	157,039

$1,861,066

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable (Note 11)	$640,025
Accrued interest	122,148
Other liabilities (Note 12)	182,844
Debt settlement (Notes 7 and 12)	303,602
Current portion of convertible notes (Note 8)	147,681
Notes payable (Note 9)
Related parties	107,157
Others	88,840

Total current liabilities	1,592,297

Convertible note (Note 8)	880,282
Notes payable (Note 9)	90,000

2,562,579

Commitments and contingencies (Notes 4, 5, 7, 9, 11, 12 and 16)

Stockholders' deficit (Notes 2, 3, 7, 8, 10, 11, 15 and 16)
Preferred stock; no par value; 100,000,000 shares authorized	-
Common stock; no par value; 500,000,000 shares
authorized; 159,831,898 shares issued and outstanding	16,075,581
Deferred compensation costs	(108,479)
Common stock to be issued	82,250
Accumulated deficit	(16,750,865)

Total stockholders' deficit	(701,513)

$1,861,066

The accompanying notes are an integral part of these consolidated financial statements.

BANYAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

	2005	2004
		Restated
		(Note 1)

Revenue from franchised clinics	$872,262	$465,729
Revenue from diagnostic business	218,528	-

	1,090,790	465,729

Franchise cost	265,651	106,552
Selling, general and administrative expenses	3,346,814	2,854,653

	3,612,465	2,961,205

Loss from operations	(2,521,675)	(2,495,476)

Other expense

Loss on settlement of debt (Note 7)	(250,000)	-
Interest income	9,998	-
Interest expense:
Related parties	(7,150)	(8,619)
Other	(1,876,990)	(140,418)

Loss from continuing operations	(4,645,817)	(2,644,513)

Discontinued operations (Note 3)
Loss from operations of discontinued subsidiary	-	(414,833)
Gain on disposal of net assets of subsidiary	-	242,187

	-	(172,646)

Net loss	$(4,645,817)	$(2,817,159)

Loss from continuing operations per common share:

Basic and diluted	$(0.05)	$(0.05)

Net loss per common share:

Basic and diluted	$(0.05)	$(0.05)

Weighted average number of common
shares - outstanding - basic and diluted	94,038,833	57,155,110

The accompanying notes are an integral part of these consolidated financial statements.

BANYAN CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

								Common
								stock		Stock-
	Preferred stock			Common stock		Deferred		to be	Accumulated	holders'
	Shares	Amount		Shares	Amount	compensation		issued	deficit	deficit
Balances at January 1, 2004	187,190 $	334,906		53,440,917 $	7,998,351 $	(182,670	) $	3,500 $	(9,287,889	$(1,133,802))
Issuance of common stock for services (Note 10)				2,254,000	382,370					382,370
Issuance of common stock for services (Note 10)				500,000	123,250	(123,250)				-
Stock compensation plans (Notes 1 and 10)					700,820					700,820
Conversion of notes payable to equity (Note 10)				650,000	89,282					89,282
Common stock issued for cash (Note 10)				3,881,827	425,220					425,220
Common stock issued for cash and services
of $422,250 and services of $339,075 (Note 10)				4,935,000	761,325					761,325
Issuance of common stock for options exercised (Note 10)				300,000	30,000					30,000
Stock redeemed (Note 10)				(9,600,000)	(1,440,000)					(1,440,000)
Stock reissued (Note 10)				3,000,000	450,000					450,000
Stock to be issued				(700,000)	(70,412)			70,412		-
Amortization of deferred compensation						285,378				285,378
Beneficial conversion					880,000					880,000
(Notes 1 and 8)
Warrants issued with convertible notes (Notes 1 and 8)					75,351					75,351
Net loss (Note 1)									(2,817,159)	(2,817,159)
Balances at December 31, 2004 (Restated see Note 1)	187,190	334,906		58,661,744	10,405,557	(20,542)		73,912	(12,105,048)	(1,311,215)
Issuance of common stock for services (Note 10)				2,300,000	506,000	(506,000)				-
Issuance of common stock for services (Note 10)				9,127,721	399,968					399,968
Stock compensation plans (Note 10)					340,680					340,680
Common stock issued for cash (Note 10)				2,583,332	64,000					64,000
Common stock issued for cash and services of $94,000 and services of $33,500 (Note 10)				940,000	127,500					127,500
Common stock issued for debt settlement (Note 7)				2,454,767	295,000					295,000
Conversion of convertible notes (net of finance fees of $108,725) (Notes 8 and 10)				69,400,000	1,032,280					1,032,280
Issuance of common stock for acquisition of assets
of Franchise Support Network, Inc. (Notes 3 and 10)				10,047,666	-					-
Stock reissued (Note 10)				6,600,000	990,000					990,000
Stock subscribed issued during the year				700,000	73,912			(73,912)		-
Exercise of options for services (Note 10)				300,000	42,000					42,000
Stock to be issued				(3,283,332)	(82,250)			82,250		-
Transfer of preferred stock (Note 10)		(187,190)		(334,906)	334,906					-
Amortization of deferred compensation						418,063				418,063
Beneficial conversion (Note 8)					1,410,983					1,410,983
Warrants issued with convertible notes (Note 8)					135,045					135,045
Net loss									(4,645,817)	(4,645,817)
Balances at December 31, 2005	-	$-	$	- 159,831,898	$16,075,581	(108,479)		$82,250	$(16,750,865)	$(701,513)

The accompanying notes are an integral part of these consolidated financial statements.

BANYAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

	2005	2004
		Restated
		(Note 1)

Cash flows from operating activities
Net loss	$(4,645,817)	$(2,817,159)
Adjustments to reconcile net loss to net cash
used in operating activities:
Loss from discontinued operations	-	414,833
Gain on disposition of discontinued operations	-	(242,187)
Loss on settlement of debt	250,000	-
Stock and options issued for services	816,148	1,422,265
Amortization of deferred compensation	418,063	285,378
Amortization of assets	184,233	15,246
Amortization of beneficial conversion	1,490,986	69,361
Expenses paid by convertible note	24,000	37,436
Note payable written-off	-	(45,000)
Foreign exchange on note payable	-	17,500
Changes in assets and liabilities from continuing operations:
Accounts receivable	(213,130)	(22,754)
Prepaid expense	22,575	-
Accounts payable, accrued expenses and debt settlement	508,567	53,914
Cash flows used in discontinued operations	-	(273,425)

Net cash used in operating activities	(1,144,375)	(1,084,592)

Cash flows from investing activities:
Proceeds on note receivable	24,983	-
Customer list purchased	(700,000)	-

Net cash used in investing activities	(675,017)	-

Cash flows from financing activities:
Net repayments on notes payable, related parties	(11,893)	(4,530)
Proceeds from notes payable, other	90,000	-
Net proceeds from long term debt	1,584,546	377,103
Deferred finance fees	-	(5,000)
Payments on long term debt and notes payable	-	(8,000)
Proceeds from issuance of common stock and exercise
of options and warrants	158,000	877,470
Cash flows used in discontinued operations	-	(161,715)

Net cash provided by financing activities	1,820,653	1,075,328

Net increase (decrease) in cash	1,261	(9,264)

Cash and cash equivalents, beginning of year	945	10,209

Cash and cash equivalents, end of year	$2,206	$945

(continued)

The accompanying notes are an integral part of these consolidated financial statements.

BANYAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
YEARS ENDED DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

	2005	2004
		Restated
		(Note 1)
Supplemental disclosures of cash flow information:

Cash paid for interest	$-	$703

Supplemental disclosure of net proceeds from
long term debt:

Convertible note
Convertible note, issued	$1,910,000	$1,200,000
Finance fees capitalized	(241,454)	(177,956)
Expenses	(24,000)	(37,436)
Prepaid interest	(60,000)	(22,575)
Southern Health Care, Inc. loan repaid	-	(584,930)

	$1,584,546	$377,103

Supplemental disclosure of non-cash investing and
financing activities:

Sale of assets of Southern Health Care, Inc.
Carrying value of net assets	$-	$471,278
Liabilities not assumed by purchaser	-	111,042
Note receivable issued	-	(824,507)

Gain on sale of subsidiary	$-	$(242,187)

Common stock issued in satisfaction of notes
payable (Note 9)	$-	$89,282

Supplemental disclosure of changes in accounts
payable, accrued expenses and debt settlement:

Change in accounts payable, accrued expenses and debt
settlement perbalance sheet	$(412,293)	$731,492
Non-cash items affecting accounts payable, accrued
expenses and debt settlement:
Stock issued for settlement of debt	295,000	-
Loss on settlement of debt	(250,000)	-
Notes payable transferred to settlement of debt	(174,140)	-
Stock (redeemed) reissued to an officer included in
accounts payable	990,000	(990,000)
Accounts payable related to Southern Health Care, Inc.	-	275,734
Interest on notes payable transferred to common stock	-	36,688
Prepaid interest	60,000	-

	$508,567	$53,914

The accompanying notes are an integral part of these consolidated financial statements.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

1.	Organization, principles of consolidation, restatement, going concern, results of operations and management’s plans:

Organization and principles of consolidation:

Banyan Corporation (the “Company”), an Oregon corporation, was incorporated on June 13, 1978. The Company operates in two segments of the health care industry: diagnostic imaging and franchising Chiropractic USA chiropractic clinics. All clinics are operated by independent entrepreneurs under the terms of franchise arrangements (franchisees).

The consolidated financial statements include the accounts of Banyan Corporation, its wholly-owned subsidiaries, Diagnostic USA, Inc. (a Colorado corporation), Banyan Financial Services, Inc. (a Colorado corporation), Franchise Support Network Inc. (a Canadian corporation) and its majority-owned (90%) subsidiary, Chiropractic USA, Inc. (a Colorado corporation) and the accounts of Southern Health Care, Inc. (a Colorado corporation) and Southern Diagnostics, Inc. (a Colorado corporation) in accordance with guidelines established under Emerging Issue Task Force 97-2 Application of FASB Statement No. 94 and APB Opinion 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements. The Company meets all six of the requirements for a controlling financial interest that results in the consolidation of Southern Health Care, Inc. and Southern Diagnostics, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. Banyan Financial Services, Inc., Franchise Support Network, Inc. and Diagnostic USA, Inc. have not commenced operations. Southern Health Care sold its chiropractic clinics effective at the end of 2004 and ceased operations.

Losses attributable to the minority interest in Chiropractic USA, Inc. have been consolidated into Banyan Corporation.

Restatement

Due to an error in calculating volatility included in the Black-Scholes option-pricing model, the Company has restated its 2004 financial statements. The restatement had the effect of increasing the stock compensation expense by $287,870. The value of the warrants issued along with the convertible note (see Note 8) was $75,351 and the beneficial conversion already recorded was increased by $80,000. An amortization expense in the amount of $69,361 has been recorded regarding the beneficial conversion on convertible notes; this expense was omitted when producing 2004 financial statements. These restatements had the following effects for the year ended December 31, 2004:

	As previously	Restatement	As restated
	stated

Loss from continuing
operations	(2,287,282)	(357,231)	(2,644,513)
Net loss	(2,459,928)	(357,231)	(2,817,159)
Common stock	9,962,336	443,221	10,405,557
Accumulated deficit	(11,747,817)	(357,231)	(12,105,048)
Long-term liabilities	400,000	(85,990)	314,010
Loss per share	(0.04)	(0.01)	(0.05)

The consolidated statements of cash flows for the year ended December 31, 2004 was restated to be consistent with SFAS 95 to report cash flows related to discontinued operations.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

1.	Organization, principles of consolidation, restatement, going concern, results of operations and management’s plans (continued):

Going concern, results of operations and management’s plans:

The Company has incurred operating losses for several years. These losses have caused the Company to operate with limited liquidity and have created stockholders’ deficit and working capital deficiencies of $701,513 and $1,280,079, respectively, as of December 31, 2005. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to address these concerns include the conversion of outstanding debt to equity, additional equity financing, sales of franchises, and increasing collections of receivables from franchisees, developing the diagnostic imaging business.

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise be unable to continue as a going concern.

2.	Summary of significant accounting policies:

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents:

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable:

Accounts receivable are uncollateralized and consist primarily of receivables from franchisees and diagnostic services. Management reviews accounts receivable periodically for collectibility, establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At year end, no allowance for doubtful accounts was considered necessary.

Revenue recognition:

Fees from franchised clinics include initial franchise fees and continuing franchise and marketing fees. Initial fees are recognized as revenue on the opening of a clinic when the Company has performed substantially all initial services required by the franchise arrangement. Continuing fees for franchise and marketing are recognized as revenue based on a percentage of cash collected. Revenue from diagnostic services is recognized on an estimated collection basis. The Company is allocated 30% of gross cash collections; less the cost of the doctors’ time with respect to its 1% interest in the limited liability company that owned operated this business until its acquisition in 2006. See Note 16 – Subsequent events.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

2.	Summary of significant accounting policies (continued):

Comprehensive income:

SFAS No. 130, Reporting Comprehensive Income, establishes accounting and reporting requirements for comprehensive income. During the years ended December 31, 2005 and 2004, the Company had no components of comprehensive income to report.

Foreign currency translation:

Operating revenue and expenses arising from foreign currency transactions are translated into US dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities are translated into US dollars at the exchange rate in effect on the date of the balance sheet. Gains or losses arising from the translations are included in earnings.

Income taxes:

The Company follows the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires an asset and liability based approach in accounting for income taxes.

Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are established against assets that are not likely to be realized.

Intangibles and impairment of long-lived assets:

Intangible asset, which is comprised of a customer list (see Note 3), is amortized in a straight-line basis over ten years. Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by that asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Based on its review, management does not believe that any impairment of long-lived assets exists at December 31, 2005.

Advertising:

Advertising costs are expensed as incurred. For the years ended December 31, 2005 and 2004, advertising costs were approximately $320,000 and $114,000, respectively.

Net loss per share:

Basic net loss per share is computed by dividing the net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the year. Diluted net loss per share reflects the potential dilution that could occur if dilutive securities were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the Company, unless the effect of such inclusion would reduce a loss or increase earnings per share. For the years ended December 31, 2005 and 2004, the effect of the inclusion of dilutive shares would have resulted in a decrease in loss per share. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

2.	Summary of significant accounting policies (continued): Stock-based compensation:

SFAS No. 123, Accounting for Stock-Based Compensation allows companies to choose whether to account for employee stock-based compensation on a fair value method, or to continue accounting for such compensation under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company has chosen to continue to account for employee stock based compensation using APB 25. Accordingly, no compensation expense has been recognized for options granted at fair value. Had compensation cost for the Company’s stock options plan been determined based on the fair value at the grant dates for awards under the plans consistent with the fair-value based method of accounting prescribed by SFSA No. 123, the Company’s results would have been changed to the pro forma amounts indicated below:

	2005	2004
		Restated
		(Note 1)
Net loss, as reported	$(4,645,817)	$(2,817,159)
Deduct: Total stock-based employee
compensation expense determined under
fair value based method for all awards	(781,000)	(464,000)
Net loss, pro forma	$(5,426,817)	$(3,281,159)
Basic and diluted loss
per share, as reported	$(0.05)	$(0.05)
Basic and diluted loss per share, pro forma
per share, pro forma	$(0.06)	$(0.06)

The fair value of each option and grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 2005 and 2004: dividend yield of zero; expected volatility ranging from 107% to 158% (2004 - 118%); risk-free interest rates of 4% (2004 – 3.5%); and an expected term of 5 years.

Business segments:

The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes reporting and disclosure standards for an enterprise’s operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by the Company’s senior management. During 2005, the Company operated in two business segments: franchising chiropractic clinics and diagnostic services. During 2004, the Company operated in two business segments, chiropractic services and franchising chiropractic clinics. The chiropractic services business was sold at the end of 2004. (See Note 14)

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

2.	Summary of significant accounting policies:

Recently issued accounting pronouncements:

In November 2004, the FASB issued SFAS No. 151, Inventory Costs – an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and waste material (spoilage). SFAS No. 151 requires that those items be recognized as current-period charges. In addition, this statement requires that all allocation of fixed production overheads to costs of conversion be based upon the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ending December 31, 2006. Management does not expect the adoption of SFAS No. 151 to have a significant impact on the financial position or results of operations of the Company.

In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions – an amendment of FASB Statements No. 66 and 67. This statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA SOP 04-2, Accounting for Real Estate Time-Sharing Transactions. SFAS No. 152 also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions, with the accounting for those operations and costs being subject to the guidance in SOP 04-2. The provisions of SFAS No. 152 are effective in fiscal years beginning after June 15, 2005. As such the Company is required to adopt these provisions at the beginning of the fiscal year ending December 31, 2006. Management does not expect the adoption of SFAS No. 152 to have a significant impact on the financial position or results of operations of the Company.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29. SFAS No. 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for all interim periods beginning after June 15, 2005. As such, the Company was required to adopt these provisions at the beginning of the fiscal quarter ended September 30, 2005. The adoption of SFAS No. 153 did not have a material effect on the financial position or results of operations of the Company.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revises FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock issued to Employees. SFAS No. 123R requires all public and non-public companies to measure and recognize compensation expense for all stock-based payments for services received at the grant-date fair value, with the cost recognized over the vesting period (or the requisite service period). SFAS No. 123R is effective for non-small business issuers for all interim periods beginning after June 15, 2005. SFAS No. 123R is effective for small business issuers for all interim periods beginning after December 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal quarter ending March 31, 2006. Retroactive application of the provisions of SFAS No. 123R to the beginning of the fiscal year that includes the effective date is permitted, but not required. The Company is currently evaluating the impact of SFAS No. 123R on its consolidated financial statements.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

2.	Summary of significant accounting policies (continued):

Recently issued accounting pronouncements (continued):

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ending December 31, 2006. The Company is currently evaluating the impact of SFAS No. 154 on its financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statement No. 133 and 140. SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ending December 31, 2007. The Company is currently evaluating the impact of SFAS No. 155 on its financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140. SFAS No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective at the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ending December 31, 2007. The Company is currently evaluating the impact of SFAS No. 155 on its financial statements.

3.	Business acquisitions and dispositions:

In September 2001, the Company, entered into an agreement with Advanced Health Center, Inc. (“Advanced”) of Lake Charles, Louisiana to purchase three chiropractic clinics and their operating assets for $1,150,000. On June 26, 2002, the Company’s subsidiary, Chiropractic USA, Inc. assigned its right to acquire the clinics to Southern Health Care, Inc., (”Southern”) a newly formed Colorado holding company with no other assets, in exchange for a management agreement and franchise agreements. Southern is wholly owned by the Company’s chief executive and chief financial officer. This assignment was undertaken at the request of the financial institution funding the acquisition to accommodate their desired organizational structure for the transaction. On July 29, 2002, Southern completed the acquisition of Advanced. As part of the agreement to purchase Advanced, the Company agreed to issue an aggregate of 2,300,000 shares of its common stock, valued at $345,000 as guarantee and loan fees. The guarantee and loan fees were being amortized over the three-year term of the loan. However, in November 2004, the Company repaid in full the guaranteed loan and wrote-off the unamortized balance of the guarantee. In December 2004, the net assets of Southern were transferred to Chiropractic USA, which in turn sold the net assets to a third party. The sale included accounts receivable with a book value of approximately $650,000, furniture, fixtures and equipment with a book value of approximately $102,000 and accounts payable with a book value of approximately $224,000. The sale agreement is for $1,000,000 minus $175,493 of accounts payable, the company assuming $50,000 of accounts payable, in exchange for a promissory note of $824,507, bearing interest at 5% starting, principal and interest, in September 2005. Principal and interest amounts will be paid in 120 monthly installments. The promissory note is secured by all current and future acquired assets of the purchaser.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

3.	Business acquisitions and dispositions (continued):

As of December 31, 2005, the note receivable was as follow:

Total receivable	$799,524
Less: current portion	(66,882)

$732,642

On May 7, 2001, the Company made an offer to purchase all of the issued and outstanding shares of Franchise Support Network, Inc. (“FSN”) in exchange for 34,047,666 shares of the Company’s Class A common stock. The Company issued an aggregate of 24,000,000 shares of its common stock to the shareholders of FSN, Michael and Cory Gelmon, on November 30, 2002 and 10,047,666 on March 18, 2005. The transaction has been accounted for by the Company under guidance provided by SAB No. 48 (Topic 5-G), Transfers of Nonmonetary Assets by Promoters or Shareholders. Accordingly, the assets of FSN have been recorded at the transferors’ historical cost basis, which is zero, as FSN had no assets as of the acquisition date, had not commenced operations and expenses since inception were not material.

In March 2005, the Company entered into an agreement with Nationwide Diagnostic Solutions, Inc. (“Nationwide”) to acquire all their shares. On May 27, 2005, the Company’s wholly-owned subsidiary, Diagnostic USA, Inc. assigned its right to acquire Nationwide to Southern Diagnostics, Inc. (“Southern”) a newly formed Colorado holding company with no other assets, in exchange for a management agreement. Southern is wholly owned by the Company’s chief executive and chief financial officer. In May 2005, Southern completed the acquisition of Nationwide for $700,000 paid in cash. The $700,000 represents the value of the customer list and is amortized over a ten-year period, which is the period of the management agreement.

As of December 31, 2005, the net book value of the customer list is as follow:

Customer list purchased	$700,000
Less: accumulated amortization	(40,833)

$659,167

Amortization expense for each of the five years ended after December 31, 2005 is expected to be $70,000.

4.	Franchise Operations:

As of December 31, 2005, the Company’s subsidiary, Chiropractic USA Inc., has entered into eighty-seven franchise agreements covering eighty-seven locations. Franchise agreements are for ten-year terms. The franchise agreements provide for payment of percentage royalties, contribution to a national advertising fund, and charges for additional services selected by the franchisee. New practitioners pay a franchise fee in addition to these charges. Some franchise agreements cover more than one location.

As of December 31, 2005, Chiropractic USA Inc., has entered into fourteen area developer agreements. Area developer agreements are for five-year terms. An area developer is responsible for developing a number of additional Chiropractic USA franchised locations within an exclusive territory. Area developers are paid a percentage of the royalties collected in the territory. An area developer typically enters into one or more franchise agreements.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

5.	Lease commitments:

The Company leases office space in Los Angeles, California under a month-to-month lease for $250 per month. The Company also sub-leases office space in Alberta, Canada from a related party under lease agreement for $3,201 per month. The lease expires on April 30, 2006. Total commitment for 2006 is approximately $45,000.

6.	Income taxes:

The Company did not incur income tax expense for the years ended December 31, 2005 and 2004. The difference between the expected tax benefit computed at the federal statutory income tax rate of 34% and the effective tax rate for the years ended December 31, 2005 and 2004 was due primarily to the tax effect of the change in the valuation allowance.

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The following is a summary of the Company’s deferred tax assets and liabilities arising from differences in financial statement and income tax bases for the following assets as of December 31, 2005:

Net operating loss carry forward	$4,634,200
Deferred tax asset valuation allowance	(4,634,200)

$-

At December 31, 2005 the Company has approximately $13,530,000 of unused federal net operating loss carry forwards, which expire from 2006 through 2025. A valuation allowance has been provided to reduce the deferred tax assets to zero, as realization is not assured. In addition, due to the change in control of the Company in 2002, the net operating loss carry forwards may be limited. Of the total losses, $4,293,000 have not yet been assessed by the IRS. The Company may have tax filing obligations in Canada which is currently being evaluated.

7.	Debt settlement:

On July 13, 2005, the Company settled a dispute over certain debt instruments. Under the terms of the settlement, the Company issued 2,454,767 shares in satisfaction of $295,000 of the debt settlement amount and agreed to pay $310,000 with interest of 16% to the note holders and the former attorney of one of the note holders in monthly installments beginning September 15, 2005 until paid. As a result of this settlement, the Company recorded a loss on settlement of debt in the amount of $250,000.

The monthly installments for October through December 2005 were not paid (See Note 12).

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

8.	Convertible note and other assets:

Face value of note	$1,858,995
Less: unamortized discount	(941,032)
Less: current portion	(37,681)

$880,282

The Company has entered into an agreement to sell $3,000,000 in convertible notes. The proceeds were advanced in stages.

The convertible notes have a term of two years and bear interest at 10%. Four months of interest was paid upon issuance. Interest that was not paid in advance is payable monthly. In any month in which the stock price is greater than $0.22, the interest for that month shall be zero.

The notes are immediately convertible into shares of the Company’s common stock at the holder’s option. The conversion price will be equal to the lesser of $0.22 and the average of the lowest three intra-day trading prices during the twenty trading days prior to the conversion date discounted by 40%. Effective February 8, 2006, the Company agreed to increase the discount to 50%.

Lenders received for each $1.00 of note, warrants to purchase one share of the Company’s common stock. Warrants have a five-year term from the date of issuance with an exercise price equal to $0.40 per share. Warrants are issued at the same time the proceeds are received.

During 2004, the first advance of the $1,200,000 was received, and 1,200,000 warrants were issued, valued at $75,351 based on the Black-Scholes option-pricing model. Financing fees related to the first advance amounted to $182,956. The fees were capitalized and are being amortized over the two-year term of the note. The note is due in November 2006. During 2005, the second and third advance of $800,000 and $1,000,000 respectively were received, and 1,800,000 warrants were issued, valued at $135,045 based on the Black-Scholes option-pricing model. Financing fees related to the second and the third advance amounted to $241,454. The fees were capitalized and are being amortized over the two-year term of the notes. The notes are due in February 2007 for the second advance and in May 2007 for the third advance.

As of December 31, 2005, the net book value of the finance fees is as follow:

Finance fees capitalized, net	$250,448
Less: accumulated depreciation	(93,409)

$157,039

As a result of the advances in the amount $3,000,000 on account of the convertible note, a beneficial conversion in the amount of $880,000 in 2004 and $1,410,983 in 2005 have been deducted from the face value of the notes and are amortized over the two-year period term of the notes as interest expense.

During the year, $1,141,005 of the face value of the notes was converted into 69,400,000 shares. $108,725 of unamortized finance fees were deducted from the face value of the notes converted.

Two other convertible notes were issued during the year ended December 31, 2005 for a total of $110,000. The notes were for a term of six months and did not bear interest. The face value of these notes is included in current liabilities. A beneficial conversion in the amount of $80,000 has been deducted from the face value of the notes and was fully amortized at year end. The notes were converted into 2,200,000 shares of common stock after year end.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

9.	Notes payable:

As of December 31, 2005 notes payable consist of the following:

Related Parties

Note payable, family member of the chief executive and chief financial officers;
unsecured; interest at 10%; due January 2006	$50,000
Note payable, entity controlled by chief executive and chief financial officers;
unsecured; interest at 8%; due January 2006	57,157

$107,157

9.	Notes payable (continued): Other current

Note payable; unrelated entity, unsecured; interest at 10%, due June 2002, past due	$5,000
Note payable; unrelated party, unsecured; interest at 10%, due April 2005, past due	33,840
Note payable; unrelated party, unsecured; interest at 10%, due April 2005, past due	50,000
$88,840
Other long term
Note payable; unrelated party, unsecured; interest at 5%, due June 2007	$90,000

10.	Stockholders’ deficit:

Preferred stock:

The Company has 100,000,000 shares of no par value preferred stock authorized.

Common stock:

The Company has 500,000,000 shares of no par value common stock authorized. As of December 31, 2005, there were 159,831,898 shares issued and outstanding. In addition, the Company had 28,635,000 outstanding options, 3,000,000 outstanding warrants and 3,283,332 shares to be issued for subscriptions received before December 31, 2005.

Stock transactions:

During the year ended December 31, 2005, the Company sold an aggregate of 940,000 shares at less than the market value on the date of sale, for $94,000 to franchisees and area developers. As the cash consideration was less than the market value on the sale dates, the Company recorded an expense of $33,500 for the effect of these discounts.

During the year ended December 31, 2005, the Company issued 2,583,332 shares to investors for total cash consideration of $64,000.

During the year ended December 31, 2005, the Company issued 9,127,721 shares for services, valued at $399,968, which was equal to the market price on the date of issue.

During the year ended December 31, 2005, the Company issued 69,400,000 shares as a result of conversion of convertible notes (see Note 8).

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

10.	Stockholders’ deficit (continued):

Stock transactions (continued):

In March 2005, the Company issued 2,300,000 shares valued at $0.22 per share, which was equal to the market price on the date of issues, to three management and marketing consultants.

In March 2005, the Company issued 6,600,000 shares to its chief executive officer. The shares were valued at $990,000 and recorded against the accounts payable.

In March 2005, the Company issued 10,047,666 shares to its chief executive officer and its president and chief financial officer in connection with the acquisition of Franchise Support Network, Inc. (see Note 3).

In June 2005, 300,000 options were exercised for services valued at $42,000.

During the year ended December 31, 2005, the Company cancelled the 187,190 shares of preferred stock issued and outstanding at December 31, 2004 as there is no known record of such shares. The paid up capital of the preferred shares in the amount of $334,906 was transferred to common stock.

During the year ended December 31, 2004, the Company sold an aggregate of 4,935,000 shares at less than the market value on the date of sale, for $422,250 to franchisees and area developers. As the cash consideration for the stock sales was less than the market value on the sales dates, the Company recorded an expense of $339,075 for the effect of these discounts.

During the year ended December 31, 2004, the Company issued an aggregate of 3,881,827 shares to investors at an average price of approximately $0.11 per share for total cash consideration of $425,220.

In February 2004, the Company issued 500,000 shares valued at $0.25 per share, which was equal to the market price on the agreement date, to consultants under twelve-month service agreements.

In February 2004, the Company issued 950,000 shares for services rendered. The shares were valued at $212,544 and expensed.

In February 2004, the Company issued 300,000 shares to related parties who exercised options. The company received $30,000.

In August 2004, the Company issued 904,000 shares for services rendered. The shares were valued at $114,376 and expensed.

In August 2004, the Company redeemed 9,600,000 shares from the chief executive officer of the Company. The shares were valued at $1,440,000 and recorded as payable.

In September 2004, the Company issued 650,000 shares valued at $89,282 for cancellation of debt.

In October 2004, the Company issued 250,000 shares for services rendered. The shares were valued at $32,500 and expensed.

In November 2004, the Company issued 150,000 shares for services rendered. The shares were valued at $22,950 and expensed.

In December 2004, the Company reissued 3,000,000 shares to the chief executive officer. The shares were valued at $450,000 and recorded against the payable.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

10.	Stockholders’ deficit (continued):

Stock Option:

On October 28, 2004 the Board of Directors adopted the 2004 Human Resources Incentive Plan (the "Incentive Plan") to provide incentive compensation to employees, directors, officers and others. The Incentive Plan provides for the granting of up to 50,000,000 options and shares to our personnel. Generally, stock options granted under the Incentive Plan are for a maximum term of ten years and unless otherwise provided in the specific award document vest and are exercisable immediately. Unless otherwise provided, the options expire within one year after termination of service or three months if termination is for cause. The Board of Directors administers the Incentive Plan. The Incentive Plan may be amended by the directors except where required by the Internal Revenue Code as to any increase in the total number of underlying shares and the class of persons eligible to receive options or as otherwise required by any applicable law or regulation.

The Incentive Plan supercedes all previous stock option plans and any ad hoc issuance of options. In connection with the adoption of the Incentive Plan, the Company converted the options issued to our management, area developers, franchisees, employees, consultants and one investor, into options subject to the Incentive Plan. The Company cancelled any other outstanding options.

During the year ended December 31, 2005, the Company granted options to purchase 5,710,000 shares of the Company’s common stock at an average price of $0.09 per share to franchisees and area developers. The Company valued these options based on the Black-Scholes option-pricing model, resulting in recognition of compensation expense of $340,680.

During the year ended December 31, 2005, 1,810,000 options expired, 2,085,000 options were cancelled following the disposition of the clinics owned by Southern Health Care, Inc. and termination of employment and 300,000 options were exercised.

In April 2005, the Company granted options to purchase an aggregate of 5,000,000 shares of the Company’s common stock at $0.18 per share to its chief executive officer, its president and chief financial officer and a director of the Company. 4,000,000 shares of the 5,000,000 were re-priced on November 30, 2005 at $0.006 per share to reflect a decline in the market price of the Company’s common stock.

During the year ended December 31, 2004, the Company granted options to purchase 4,565,000 shares of the Company’s common stock at an average price of $0.10 per share to franchisees and area developers. The Company valued these options based on the Black-Scholes option-pricing model, resulting in recognition of compensation expense of $519,520.

In May 2004, the Company granted options to purchase 1,000,000 shares of the Company’s common stock at $0.10 per share to an investor, as incentive for the purchase of 1,000,000 shares. The Company valued the options based on the Black-Scholes option-pricing model, resulting in recognition of compensation expense of $157,000.

In November 2004, the Company granted options to purchase 150,000 shares of the Company’s common stock at $0.10 per share to a consultant for services provided to the Company. The Company valued the options based on the Black-Scholes option-pricing model, resulting in recognition of compensation expense of $24,300.

In November 2004, the Company granted options to purchase an aggregate of 4,000,000 shares of the Company’s common stock at $0.14 per share to its chief executive officer and its president and chief financial officer. Those options were re-priced on November 30, 2005 at $0.006 per share due to reflect changes in the market for the Company’s common stock.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

10.	Stockholders’ deficit (continued): Stock Option (continued):

A summary of options activity for the periods ended December 31, 2005 and 2004 is as follows:

		Weighted
		average
	Weighted	exercise price
	shares

January 1, 2004	13,115,000	$0.15
Granted	9,715,000	$0.12
Exercised	(300,000)	$0.10
Expired	(410,000)	$0.55

December 31, 2004	22,120,000	$0.13

Granted	10,710,000	$0.13
Exercised	(300,000)	$0.14
Cancelled	(2,085,000)	$0.18
Expired	(1,810,000)	$0.13

December 31, 2005	28,635,000	$0.06 *

* After giving effect to the re-pricing of 13,000,000 options granted to the chief executive officer and the president and chief financial officer.

The following table summarizes information about stock options outstanding at December 31, 2005.

		Weighted			Weighted
		average	Weighted		average
Range of	Number	remaining	average	Number	exercisable
exercise price	outstanding	contractual life	exercise price	exercisable	price

$0.005-0.049	15,150,000	3.2 years	$0.015	15,150,000	$0.015
$0.05-0.10	4,475,000	2.0 years	$0.084	4,475,000	$0.084
$0.11-0.20	9,010,000	1.9 years	$0.144	9,010,000	$0.144

	28,635,000			28,635,000

11.	Related party transactions:

As of December 31, 2005, included in accounts payable is $68,721 and $31,498, of which $42,000 was to be paid by the issuance of 7,000,000 shares, due to the Company’s chief executive officer and to the president and chief financial officer and to a corporation owned by them, respectively. The payables do not bear interest and have no specific term of repayment.

The Company entered into a management agreement with its chief executive officer and its president and chief financial officer. Under the agreement the chief executive officer and the president and chief financial officer are entitled to receive management fees in the amount of $210,000 each.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

11.	Related party transactions (continued):

In August 2004, the chief executive officer of the Company returned to the Company for cancellation 9,600,000 shares of common stock. These shares were treated as treasury stock available for future issuance. In December 2004, the Company reissued 3,000,000 of those shares to the chief executive officer. In March 2005, the Company reissued the remaining 6,600,000 shares.

In April 2005, the Company granted options to its chief executive officer, its president and chief financial officer and a former director to purchase an aggregate of 5,000,000 shares of the Company’s common stock at $0.18 per share, which was equal to the market price on the agreement date. The options are exercisable through April 2010 and vest immediately. 4,000,000 options were re-priced at $0.006 on November 30, 2005, 1,000,000 options were cancelled when the director resigned effective on September 30, 2005.

On August 15, 2005, the Company entered into a Consulting Agreement with the father of its chief executive officer and its president and chief financial officer. Under the agreement, the Company issued 2,000,000 shares as consideration for consulting services valued at $80,000.

The Company retains the law partnership of its chief executive officer and its president and chief financial officer, Britannia Law Firm, to serve as its general counsel and special Canadian counsel. The Company pays Britannia a monthly retainer of $15,000. During 2005 and 2004, the Company paid approximately $180,000 and $144,000 respectively to Britannia for these services.

As of December 31, 2004, included in accounts payable was $1,054,644 payable to the chief executive officer and the chief financial officer, of which $990,000 was to be repaid by the issuance of 6,600,000 shares. The payable does not bear interest and has no specific term of repayment.

In November 2004, the Company granted options to its chief executive officer and its president and chief financial officer to purchase an aggregate of 4,000,000 shares of the Company’s common stock at $0.14 per share, which was equal to the market price on the agreement date. The options are exercisable through November 2009 and vest immediately. The options were re-priced at $0.006 on November 30, 2005.

12.	Commitments and contingencies:

On September 23, 2005, the Supreme Court of Alabama reversed dismissal of a case originally filed against the Company on January 8, 2004, in Mobile County, Alabama, by a former employee of a former subsidiary. The complaint seeks money damages for breach of an alleged employment contract to issue 400,000 shares of common stock to the employee on termination and for his inability to exercise 400,000 options. The Company denies any liability and continues to vigorously defend this suit.

A former officer and director of the Company was convicted in 1999 in U.S. District Court, Southern District of New York of securities violations occurring in 1996. No claims were made and no proceedings were instituted against the Company relating to these violations. The former officer and director claims that the Company must indemnify him for court-ordered restitution and his expenses, including attorney’s fees, in the criminal proceedings. The Company, based on an opinion of independent legal counsel, has taken the position that indemnification would be improper under the circumstances because the former officer and director had reasonable cause to believe his conduct was unlawful and that indemnification is null and void and unenforceable under the federal securities laws. Given the remote possibility of an unfavorable outcome of any proceeding that may be brought by the former officer and director to enforce his indemnification claim, no amount of potential loss has been accrued. During the years ended December 31, 2005 and 2004, the Company did not pay or incur any expenses, including attorney’s fees, on behalf of the former officer and director. $55,125 of note payable and accrued interest to his attorney, previously recorded, has been written-off in 2004.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

12.	Commitments and contingencies (continued):

As of December 31, 2005 the Company owed $182,844 including accrued interest at the rate of 9% per annum with respect to a stipulated money judgment in favor of a broker-dealer. The judgment was entered in Multnomah County, Oregon pursuant to a settlement agreement entered into in January 2001. This legal proceeding arose from the alleged failure to deliver a stock certificate to the broker-dealer.

During the years ended December 31, 2003 through 2005, the Company sold stock for cash. The sales were made in offerings pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D there under. In connection with the sale of 1,834,047 shares to 16 investors for $184,805 in cash, the Company does not have reasonable grounds to believe that the investors were accredited investors. The investors have not asserted any claims or instituted any legal proceedings with respect to the sales; the potential loss of $184,805 has not been recorded in the books.

In regards to Note 7, a court entered judgment in favor of four note holders and against the Company for $290,000 plus interest at 22% and cost of collection, including attorney fees on November 4, 2005. On February 8, 2006 the Court ordered this judgment vacated. On February 10, 2006, the four note holders requested the Court to reenter judgment. The Company will oppose reentry of judgment and has filed its own claim against the four notes holders, their attorney and a former director for rescission of the settlement agreement, restitution of all money and stock paid to the note holders under the settlement and for damages for breach of fiduciary duty for the actions of one of the note holders and the former director while they were directors.

On December 5, 2005, a former director of the Company and his wife filed suit seeking money damages for failure to pay in full certain promissory notes in the aggregate principal amount of $86,587, plus accrued interest and costs, including attorney fees. The Company is vigorously defending this case. As of December 31, 2005, a liability of $43,992 is recorded in the books for principal and interest with respect to these notes.

13.	Fair value of financial instruments:

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The fair value of cash and cash equivalents, accounts receivable, accounts payable and notes payable to related parties approximate their carrying amounts because of the short maturities of these instruments. The fair value of the long-term note payable approximates its fair value because of the adjustable interest rate on the note. Notes payable to non-related parties are impractical to approximate because of their past due status. The fair value of other liabilities is impractical to estimate because of the Company’s default on the agreement.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

14.	Segment information:

The Company operates in two business segments in 2005: franchising chiropractic clinics and diagnostic testing. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (See Note 2). Both segments operate throughout the United States. The Company evaluates performance based on operating earnings of the respective business units.

As of and during the years ended December 31, 2005 and 2004, the segment results are as follows:

		2005

	Chiropractic	Diagnostic		Consolidated
	franchising	testing	Corporate	total

Revenues	$872,262	$218,528	$-	$1,090,790
Internal income (expenses)	(900,000)	-	900,000	-
Segment operating income (loss)	(928,828)	107,826	(3,824,815)	(4,645,817)
Total assets	891,091	810,730	159,245	1,861,066
Depreciation and amortization of	-	40,833	143,400	184,233
assets
Non-cash stock compensation	651,018	-	165,130	816,148
Amortization of deferred	-	-	418,063	418,063
compensation
Interest expense	5,314	-	244,440	249,754
Amortization of beneficial conversion	-	-	1,490,986	1,490,986
Loss on debt settlement	-	-	250,000	250,000

		2004

	Chiropractic	Diagnostic			Consolidated
	franchising	testing		Corporate	total

Revenues	$465,729 $	-	$	- $	465,729
Segment operating loss	(887,212)	-		(1,757,301)	(2,644,513)
Total assets	854,507	-		191,230	1,045,737
Depreciation and amortization of	-	-		15,246	15,246
assets
Non-cash stock compensation	858,595	-		563,670	1,422,265
Amortization of deferred	11,669	-		273,709	285,378
compensation
Interest expense	-	-		64,430	64,430
Amortization of beneficial conversion	-	-		69,361	69,361

15.	Fourth quarter adjustments:

During the fourth quarter of 2005, the Company recognized an increase in expense for stock options issued in the amount of $220,330. This adjustment was made to correct an error in calculating the volatility included in the Black-Scholes option-pricing model. The adjustments of $189,080 and $31,250 were from stock options issued during the first and second quarters of 2005, respectively.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

15.	Fourth quarter adjustments (continued):

During the fourth quarter of 2005, the Company adjusted the amount recognized as discount on convertible note due to the recognition of a value for the warrants issued after correction of the volatility calculation included in the Black-Scholes option-pricing model. The amortization of the discount was adjusted accordingly. The amounts of $59,259 and $75,786 were recognized for warrants issued during the first and second quarters of 2005, respectively. The amounts of $61,872 and $69,111 were adjusted to the beneficial conversion already recorded during the first and second quarters of 2005, respectively. The amounts of $26,287, $87,225 and $72,296 were adjusted in the amortization of discount of the first, second and third quarters of 2005, respectively.

16.	Subsequent events:

After December 31, 2005, the Company issued 9,547,369 shares upon the conversion of $38,713 in convertible notes and another 2,200,000 shares upon the conversion of $110,000 in short term convertible notes.

After December 31, 2005, the Company issued 3,283,333 shares for subscriptions received before year end.

As of January 1, 2006, the Company issued a new advance promissory note to evidence cash advances of up to $200,000 made from time to time by a corporation owned by the chief executive officer and the president and chief financial officer. The note bears interest at 7% and is due January 1, 2008. As of December 31, 2005, the corporation had advanced $57,157 to the Company.

Effective February 1, 2006, the Company hired a new Chief Operating Officer (“COO”). The COO has overall responsibility for the day-to-day operations of the Company’s subsidiaries Chiropractic USA, Inc. and Diagnostic USA, Inc. The Company’s compensation agreement provides for a salary of $120,000 per year, and an annual bonus of up to $180,000 based upon the pre-tax earnings of the Company’s diagnostic imaging business in excess of $1,700,000. For his services, the Company also issued 1,000,000 shares of stock valued at $4,500 and granted 5,000,000 options exercisable at $0.006 per share for five years, of which 1,666,667 vest immediately and 1,666,666 will vest on the first and second anniversary of his employment.

Effective February 8, 2006, the Company entered into a Securities Purchase Agreement. Under this agreement, the Company agreed to sell a total of $3,000,000 in callable secured convertible notes due February 8, 2009 with 8% annual interest payable quarterly. The notes are convertible into shares of the Company’s common stock at the holder’s option. The conversion price will be equal to the lesser of $0.0057 and the average of the lowest three intra-day trading prices during the twenty trading days prior to the conversion date discounted by 50%. Lenders shall receive for each $1.00 of notes fifteen warrants to purchase one share of the Company’s common stock. Warrants have a five-year term from the date of issuance with an exercise price of $0.001 per share. Warrants are issued as notes are sold. To date the Company received $2,235,000 of the convertible notes, and 33,525,000 warrants were issued. The receipt of the first advance will result in an estimated beneficial conversion in the amount of $2,056,856 and warrants value in the amount of $178,144, which will be added to the unamortized discount and amortized over the three-year period term of the notes as interest expense. On the last business day of each month beginning in March 2006 and ending in December 2006, the Company will receive $85,000 from the sale of the convertible notes.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in US Dollars)

16.	Subsequent events (continued):

On February 10, 2006, the Company purchased substantially all of the outstanding equity securities of the constituent entities of a diagnostic imaging business, Premier Medical Group, Inc., Premier Imaging, LLC and Premier Health Services, LLC, (hereinafter collectively referred to as “Premier”) from Dr. Brad Goldstein (“Dr. Goldstein”) the founder, owner and operator of Premier. As a result of the purchase, all of the assets and liabilities of the business have been transferred to the Company. The Company completed the acquisition of Premier pursuant to a Stock Purchase Agreement with Dr. Goldstein. Under the agreement, the Company paid Dr. Goldstein $2,000,000 in cash at closing plus 14,285,714 shares of common stock valued at $142,857. The Company also agreed to pay Dr. Goldstein an additional $100,000 and an amount equal to the pre-closing accounts receivable that are actually collected, once Premier’s cash flow permits these additional payments to be made. Dr. Goldstein entered a new one-year employment agreement with Premier effective February 10, 2006. He will earn an annual salary of $200,000 and receive a grant of stock options pursuant to the Company’s 2004 Human Resources Incentive Stock Option Plan.

On February 15, 2006, the Company issued to its chief executive officer and its president and chief financial officer 7,000,000 shares (3,500,000 each) as payment of $42,000 bonuses included in accounts payable as at December 31, 2005.

On February 15, 2006, the Company also issued 13,000,000 shares to its chief executive officer and its president and chief financial officer (6,500,000 each) valued at $78,000 pursuant to the exercise of their options for services rendered to the Company.

On February 15, 2006, the Company entered into a new management agreement with its chief executive officer and its president and chief financial officer. Under the agreement they are entitled to receive management fees in the amount of $240,000 each per annum and were granted 30,000,000 options (15,000,000 each) exercisable at $0.02 per share for five years.

On February 27, 2006, the Company re-priced the majority of the outstanding options at $0.01 per share to reflect a decline in the market price for the Company’s common stock. Another 4,100,000 options were granted at an average exercise price of $0.01 per share. The Company issued 1,000,000 shares to an investor for $10,000 in cash that the Company received in 2004.

On March 31 2006, the Company granted 2,210,000 options at an average exercise price of $0.02 per share, cancelled 200,000 options that had been issued to certain area developers and franchisees who are in default with their agreements with the Company.

During the first quarter of 2006, 500,000 previously granted options expired.

On April 10 2006, the Company’s articles of incorporation were amended to increase its authorized capital stock from 500,000,000 to 5,000,000,000 shares of common stock and from 100,000,000 to 1,000,000,000 shares of preferred stock. In addition, the Company’s 2004 Human Resources Incentive Plan was amended to increase the number of shares and options available for issuance under the plan from 50,000,000 to 1,000,000,000.

PART II

Item 26. Recent Sales of Unregistered Securities.

          During 2003, we sold 9,989,071 shares of common stock that were not registered under the Securities Act of 1933. Of these shares, we sold 7,940,500 to 30 investors for $890,115 in cash, an average of $.11 per share. The sales to eleven of these investors involved an aggregate of 4,910,000 units consisting of one share plus one warrant to purchase one share of common stock at purchases prices from $.10 to $.25. These warrants have expired. Sales to four investors were the result of the investors exercising warrants they held prior to 2003 to purchase an aggregate of 350,000 shares for $35,000, or $.10 per share. Of the remaining 2,048,571 shares, we sold 1,850,571 shares to six consultants and employees in consideration for services rendered to us valued at $265,500, or an average of $.14 per share, and issued 198,000 shares to pay part of the balance due on a promissory note.

          In 2004, we sold 12,520,827 shares of common stock that were not registered under the Securities Act of 1933 to 47 investors. Of these shares, we sold 9,116,827 shares for $877,470 in cash, an average of $.10 per share. The sales to two of these investors involved units consisting of one share plus one option to purchase one share of common stock. One of our investors purchased 3,125,000 shares and an option to purchase 3,125,000 shares exercisable at $.08 per share until September 15, 2007 for $250,000. Another investor purchased 1,000,000 shares and an option to purchase 1,000,000 shares exercisable at $.10 per share until May 31, 2005 for $100,000. The sales to three investors were the result of the investors exercising options they held granted prior to 2004 to purchase an aggregate of 300,000 shares for $30,000, or $.10 per share. Shares sold for consideration other than cash totaled 3,404,000. We sold 2,680,428 shares to fifteen consultants and employees in consideration for services rendered to us valued at $.12 to $.25 per share. We issued an aggregate of 720,000 shares to pay outstanding indebtedness to two creditors, including 650,000 shares to pay in full the balance due on a promissory note, and 70,000 shares to pay an account payable. We issued 3,572 shares to correct a pricing error in connection with a prior sale to an investor. Finally, we sold the convertible notes and warrants to certain purchasers in the transactions described in Certain Relationships and Related Transactions – Securities Purchase Agreements – 2004 Securities Purchase Agreement.

          First quarter of 2005. We issued an aggregate of 2,300,000 shares to three management and marketing consultants for services rendered and to be rendered in 2005, valued at $.22 per share, and we sold additional convertible notes and warrants to certain purchasers in the transactions described in Certain Relationships and Related Transactions – Securities Purchase Agreements – 2004 Securities Purchase Agreement. We sold 600,000 shares for $60,000 to area developers and franchisees, and we sold 50,000 shares for $5,000 to an investor.

          Second quarter of 2005. During the second quarter of 2005, we issued an aggregate of 1,277,721 shares to seven consultants for services rendered valued at $139,717, an average of $.11 per share, we sold 340,000 shares for $34,000, an average of $0.10 per share to three franchisees and area developers, we sold to one investor 100,000 shares at $.10 per share, and we sold additional convertible notes and warrants to certain purchasers in the transactions described in Certain Relationships and Related Transactions – Securities Purchase Agreements – 2004 Securities Purchase Agreement. In addition, we issued 300,000 shares upon the exercise of options under our 2004 Human Resources Incentive Plan for services rendered valued at the $.14 per share exercise price.

          Third quarter of 2005. We issued 2,454,767 shares to partially settle threatened legal proceedings as set forth in Description of Business – Legal Proceedings.

          On July 13, 2005, the Company issued 1,000,000 shares for software development services under a software consulting agreement for which an $85,000 account payable was recorded at June 30, 2005 and 350,000 shares for legal consulting services. On August 12, 2005, an additional 250,000 shares were given under the software consulting agreement and an additional 500,000 shares were given for legal consulting services to adjust for a decline in the market price of the shares. These shares were registered under the Securities Act of 1933 on August 25, 2005.

          On September 13, 2005, we issued 2,000,000 shares for services valued at $80,000 under the consulting agreement described in Certain Relationships and Related Transactions – Consulting Agreement.

          We sold an aggregate of 3,183,332 shares: 750,000 shares to four consultants for services rendered valued at $23,250, an average of $0.031 per share; and 2,433,332 shares for $49,000, an average of $0.02 per share to three franchisees and an area developer. We sold additional convertible notes and warrants, not included in the 3,183,332 shares described above, to certain purchasers in the transactions described in Certain Relationships and Related Transactions – Securities Purchase Agreements – 2004 Securities Purchase Agreement.

          Fourth quarter of 2005. We issued 3,000,000 shares for legal consulting services. The shares were registered under the Securities Act of 1933 on December 16, 2005.

          First quarter of 2006. We issued 2,200,000 shares to two investors upon conversion of $110,000 in outstanding convertible notes. We also issued 14,285,714 shares in connection with the business acquisition described in Certain Relationships and Related Transactions – Premier Acquisition and 1,000,000 shares as compensation to our new Chief Operating Officer. See Executive Compensation – Employment and Other Compensation-Related Agreements with Management. In addition we issued 1,233,333 shares to two investors to adjust the subscription price to reflect a decline in market price of the shares and 1,000,000 shares to an investor for $10,000 that we received in 2004.

          The sales of securities discussed above do not include shares issued to the Chief Executive Officer and the President and Chief Financial Officer in connection with certain acquisitions. Please refer to Certain Relationships and Related Transactions – Chiropractic USA and Franchise Support Network Acquisitions.

Basis of exemption from registration

          We relied on the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D of the General Rules and Regulations thereunder for the sales of shares to investors, the sale of the convertible notes and warrants and the issues to pay debt and for services. We complied with the manner of sale, access to information and investor accreditation requirements of such exemptions, except that in connection with the sale of 1,834,047 shares to sixteen investors for $184,805 in cash, we do not have reasonable grounds to believe that the investors were actually accredited. No claims are pending or have been asserted with respect to any of these sales.

Item 27. Exhibits.

Exhibit
Number	Description

3.1	Restated Articles of Incorporation with Amendments (1)

3.1.2	Amendment to Restated Articles of Incorporation with Amendments (8)

3.2	Bylaws (1)

4.2	Securities Purchase Agreement dated as of November 8, 2004 by and between the Registrant and the investors named therein (3)

4.3	Form of Convertible Notes due November 2006 (3)

4.4	Form of Common Stock Purchase Warrant dated as of November 8, 2004 (3)

4.5	Registration Rights Agreement dated as of November 8, 2004 by and between the Registrant and the investors named therein (3)

4.6	Security Agreement dated as of November 8, 2004 between the Registrant and the secured parties named therein (3)

4.7	Intellectual Property Security Agreement dated as of November 8, 2004 between the Registrant and the secured parties named therein (3)

4.8	Securities Purchase Agreement dated as of February 8, 2006 by and between the Registrant and the investors named therein (9)

4.9	Form of Convertible Notes due February 2009 (9)

4.10	Form of Common Stock Purchase Warrant dated as of February 8, 2006 (9)

4.11	Registration Rights Agreement dated as of February 8, 2006 by and between the Registrant and the investors named therein (9)

4.12	Security Agreement dated as of February 8, 2006 between the Registrant and the secured parties named therein (9)

4.13	Intellectual Property Security Agreement dated as of February 8, 2006 between the Registrant and the secured parties named therein (9)

4.14	Form of letter agreement re conversion price adjustment dated as of February 8, 2006, between the Registrant and the investors named therein (10)

5.1	Opinion and Consent of Noel E. Guardi, Attorney at Law (2)

10.1	Offer to Purchase Intellectual Property (4)

10.2	Offer to Purchase Franchise Support Network, Inc. (4)

10.3	Amendment to Management Agreement between the Registrant and Cory Gelmon made effective April 1, 2005 (5)

10.4	Amendment to Management Agreement between the Registrant and Michael Gelmon effective April 1, 2005 (5)

10.5	Advance Promissory Note from the Registrant to 860538 Alberta Ltd. (1)

10.6	Promissory Note from the Registrant to Eva Gelmon (1)

10.7	2004 Human Resources Incentive Plan (1)

10.7.1	Amendment to 2004 Human Resources Incentive Plan (8)

10.8	Limited Liability Company Purchase Agreement with exhibits (1)

10.9	Agreement re: Sale and Purchase of Assets, between the Registrant and LSI Group, LLC effective December 31, 2004 with exhibits (5)

10.10	Purchase Agreement among the Registrant, Nationwide Diagnostic Solutions, Inc., and Jeff and Constance Rebarcak dated March 18, 2005 with exhibits (5)

10.11	Software Consulting Agreement between the Company and Fred Johanessen dated June 29, 2005 (6)

10.12	Management Agreement Between the Company and Southern Diagnostics, Inc. dated May 27, 2005 (6)

10.13	Settlement and Mutual Release Agreement among the Company and Cameron Yost, Lyle Yost, Winston Yost and Byron Yost (6)

10.14	Stock Purchase Agreement by and among Southern Diagnostics, Inc. and Jeff and Constance Rebarcak and Nationwide Diagnostic Solutions, Inc., dated May 25, 2005 (6)

10.15	Operating Agreement of Premier SD, LLC between Premier Health Services, LLC and Southern Diagnostics, Inc., dated June 8, 2005 (6)

10.16	Consulting Agreement between the Registrant and Alvin Gelmon, dated August 15, 2005 (7)

10.17	Stock Purchase Agreement between the Registrant and Brad Goldstein et al., dated January 6, 2006 (9)

10.18	Addendum to Stock Purchase Agreement between the Registrant and Dr. Brad Goldstein et al., dated February 7, 2006 (9)

10.19	Employment Agreement between the Registrant’ subsidiary Premier Health Services, LLC and Dr. Brad Goldstein dated as of February 10, 2006 (9)

10.20	Letter agreement re offer of employment between the Registrant and Marshall Wilmot effective as of February 1, 2006 (9)

10.21	Management Agreement between the Registrant and Michael Gelmon effective April 10, 2006 (8)

10.22	Management Agreement between the Registrant and Cory Gelmon effective April 10, 2006 (8)

10.23	Advance Promissory Note from the Registrant to 860538 Alberta Ltd. dated as of January 1, 2006 (10)

23.1	Consent of Schwartz Levitsky Feldman LLP (2)

__________________________

(1) Incorporated by reference to the Registrant’s registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 14, 2005.

(2) Filed herewith.

(3) Incorporated by reference to the Registrant’s Form 10-QSB filed with the Securities and Exchange Commission on November 22, 2004.

(4) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed June 7, 2001.

(5) Incorporated by reference to the Registrant’s Form 10-KSB filed with the Securities and Exchange Commission on April 28, 2005.

(6) Incorporated by reference to the Registrant’s Form 10-QSB filed with the Securities and Exchange Commission on August 19, 2005.

(7) Incorporated by reference to the Registrant’s Form 10-QSB filed with the Securities and Exchange Commission on November 21, 2005.

(8) Incorporated by reference to the Registrant’s Schedule 14A filed with the Securities and Exchange Commission on March 10, 2006.

(9) Incorporated by reference to the Registrant’s SB-2 filed with the Securities and Exchange Commission on February 15, 2006.

(10) Incorporated by reference to the Registrant’s 10-KSB filed with the Securities and Exchange Commission on April 17, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada, on April 20, 2006.

BANYAN CORP.
By /s/ Michael J. Gelmon
Michael J. Gelmon, Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Michael J. Gelmon
Michael J. Gelmon, Chief
Executive Officer and
Director

Dated: April 20, 2006

/s/ Cory H. Gelmon
Cory H. Gelmon,
President, Chief Financial
Officer, Principal
Accounting Officer and
Director

Dated: April 20, 2006